Exhibit 3.1

Execution Copy

[Certain information has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) the type of information that the Registrant treats as confidential. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.]

AMERICAN ONCOLOGY NETWORK, LLC

FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

Dated as of September 20, 2023

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

TABLE OF CONTENTS

i

Article V CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS		27
Section 5.01	Capital Accounts	27
Section 5.02	Allocations	27
Section 5.03	Regulatory Allocations	28
Section 5.04	Final Allocations	29
Section 5.05	Tax Allocations	29
Section 5.06	Adjustment for Noncompensatory Options	30
Section 5.07	Compliance with Tax Laws	30
Section 5.08	Indemnification and Reimbursement for Payments on Behalf of a Member	30

Article VI MANAGEMENT		31
Section 6.01	Board of Managers	31
Section 6.02	Authority of Managers; Officer Delegation	32
Section 6.03	Actions of the Managers	33
Section 6.04	Transactions Between the Company and the Managers	33
Section 6.05	Reimbursement for Expenses	33
Section 6.06	Limitation of Liability of Managers	34
Section 6.07	Investment Company Act	35
Section 6.08	Election of Board	35
Section 6.09	Resignation or Removal of Managers; Vacancy	35

Article VII RIGHTS AND OBLIGATIONS OF MEMBERS AND MANAGERS		35
Section 7.01	Limitation of Liability and Duties of Members	35
Section 7.02	Lack of Authority	36
Section 7.03	No Right of Partition	35
Section 7.04	Indemnification	37

Article VIII BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS		38
Section 8.01	Records and Accounting	38
Section 8.02	Fiscal Year	38

Article IX TAX MATTERS		38
Section 9.01	Preparation of Tax Returns	38
Section 9.02	Tax Elections	39
Section 9.03	Tax Controversies	39

Article X RESTRICTIONS ON TRANSFER OF UNITS; CERTAIN TRANSACTIONS		40
Section 10.01	Transfers by Members	40
Section 10.02	Permitted Transfers	40
Section 10.03	Legend	41
Section 10.04	Transfer	41
Section 10.05	Assignee’s Rights	42
Section 10.06	Assignor’s Rights and Obligations	42
Section 10.07	Overriding Provisions	42
Section 10.08	Spousal Consent	43
Section 10.09	Certain Transactions with respect to the Corporation	44
Section 10.10	Unvested Common Units	45

Article XI REDEMPTION AND DIRECT EXCHANGE RIGHTS		46
Section 11.01	Redemption Right of a Member	46
Section 11.02	Election and Contribution of the Corporation	50
Section 11.03	Direct Exchange Right of the Corporation	50
Section 11.04	Reservation of shares of Class A Common Stock; Listing; Certificate of the Corporation	51
Section 11.05	Effect of Exercise of Redemption or Direct Exchange	52
Section 11.06	Tax Treatment	52
Section 11.07	Redemption Limitations	52

ii

Schedules
Schedule 1 - Schedule of Pre-Business Combination Members
Schedule 2 - Schedule of Members
Schedule 3 - Initial Officers

Exhibits
Exhibit A – Form of Joinder Agreement
Exhibit B-1 – Form of Agreement and Consent of Spouse
Exhibit B-2 – Form of Spouse’s Confirmation of Separate Property

iii

AMERICAN ONCOLOGY NETWORK, LLC

FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

This FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) of American Oncology Network, LLC, a Delaware limited liability company (the “Company”), dated as of September 20, 2023 (the “Effective Date”), is adopted and made by and among the Company, American Oncology Network, Inc., a Delaware corporation (the “Corporation”), and the Members (as defined herein), whose adoption is effective following the amendment and restatement of the Third Amended and Restated Limited Liability Company Agreement (as defined herein) by the requisite Members, as further specified in the Recitals.

RECITALS

WHEREAS, unless the context otherwise requires, capitalized terms used herein have the respective meaning ascribed to them in Article I;

WHEREAS, the Company was formed as a limited liability company with the name “American Oncology Network, LLC”, pursuant to and in accordance with the Delaware Act by the filing of the Certificate with the Secretary of State of the State of Delaware pursuant to Section 18-201 of the Delaware Act on February 23, 2017;

WHEREAS, prior to the Business Combination, the Company was governed by that certain Third Amended and Restated Limited Liability Company Agreement of the Company, effective as of June 7, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, together with all schedules, exhibits and annexes thereto, the “Prior LLC Agreement”), which was adopted by the parties listed on Schedule 1 by way of approval of the requisite Members in accordance with the Third Amended and Restated Limited Liability Company Agreement of the Company (including pursuant to consents and joinders thereto) (collectively, the “Pre-Business Combination Members”);

WHEREAS, in connection with the Prior LLC Agreement, GEF AON Holdings Corp. (“GEF”) purchased Class C Units (as defined in the Prior LLC Agreement), and the Company used a portion of the proceeds from such purchase to pay in full the accrued preferred return on the Class A Units and Class A-1 Units (each as defined in the Prior LLC Agreement);

WHEREAS, in connection with the Business Combination, among other things, (a) the Company and the Pre-Business Combination Members converted all of the Original Common Units into Common Units and all of the Class C Units (as defined in the Prior LLC Agreement) into Series A Preferred Units (the “Recapitalization”) as provided herein, (b) the Company admitted the Corporation as a Member and issued Common Units to the Corporation in exchange for the contribution of the Aggregate Cash Raised and the issuance of Class B Common Stock and Class B Warrants, (c) the Company distributed the Class B Common Stock to the Pre-Business Combination Members (other than GEF) in accordance with the terms of the Business Combination Agreement, (d) the holders of Common Units were given the right, but not the obligation, to exchange the Company Common Units for Class A Common Stock, as provided herein, and (e) the Corporation acquired the stock of GEF in exchange for Series A Preferred Stock pursuant to a reverse subsidiary merger, and then GEF merged upstream with and into the Corporation;

WHEREAS, in connection with the foregoing matters, the Company and the Members desire to continue the Company without dissolution and amend and restate the Prior LLC Agreement in its entirety as of, and immediately prior to, the Effective Date to reflect, among other things, (a) the Recapitalization, (b) the addition of nominees of the Corporation and the Majority Members (as defined herein) as the Managers of the Company and (c) the other rights and obligations of the Members, the Company, the Managers and the Corporation, in each case, as provided and agreed upon in the terms of this Agreement as of the Effective Date, at which time the Prior LLC Agreement shall be superseded entirely by this Agreement and shall be of no further force or effect.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Prior LLC Agreement is hereby amended and restated in its entirety and the Company, the Corporation and the other Members, each intending to be legally bound, each hereby agrees as follows:

Article I
DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Additional Member” has the meaning set forth in Section 12.02.

“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Member as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:

(a)            reduced for any items described in Treasury Regulations Section 1.704- 1(b)(2)(ii)(d)(4), (5), and (6); and

(b)            increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(l) and 1.704-2(i) (relating to minimum gain).

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

“Aggregate Cash Raised” has the meaning set forth in the Business Combination Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assignee” means a Person to whom a Unit has been transferred but who has not become a Member pursuant to Article XII.

“Assumed Tax Liability” means, with respect to any Member, an amount equal to the excess of (a) the product of (i) the Distribution Tax Rate multiplied by (ii) the estimated or actual cumulative taxable income or gain of the Company (excluding any taxable income or gain of the Company allocated to the Series A Preferred Units), as determined for U.S. federal income tax purposes, allocated to such Member for full or partial Taxable Years commencing on or after January 1, 2023, less prior losses of the Company (excluding any losses of the Company allocated to the Series A Preferred Units), as determined for U.S. federal income tax purposes, allocated to such Member for full or partial Taxable Years commencing on or after January 1, 2023, in each case, as determined by the Board of Managers and to the extent such prior losses are available to reduce such income or gain, over (b) the cumulative Tax Distributions made to such Member after the closing date of the Business Combination pursuant to Section 4.01(b)(i)(B).

“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Closing Date, directly or indirectly managed or advised by a Member’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of a Member or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with a Member or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Class B Common Stock or Common Units could be aggregated with a Member’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively a Member and all other Attribution Parties to the Maximum Percentage.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Beneficial Owner” means, with respect to a security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares:

(a)            voting power, which includes the power to vote, or to direct the voting of, such security; or

(b)            investment power, which includes the power to dispose of, or to direct the disposition of, such security.

The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Black-Out Period” means any “black-out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

“Board” or “Board of Managers” has the meaning set forth in Section 6.01.

“Book Value” means, with respect to any property of the Company, the Company’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted (as determined by the Board of Managers) by Treasury Regulations Section 1.704-1(b)(2)(iv), except that, in the case of any property contributed to the Company, the Book Value of such property shall initially equal the Fair Market Value of such property at the time of such contribution.

“Business Combination” has the meaning set forth in the Business Combination Agreement.

“Business Combination Agreement” means that certain Business Combination Agreement dated as of October 5, 2022, by and among the Corporation, the Company, and certain other parties thereto, as amended and restated as of June 14, 2023.

“Business Day” means any day other than a Saturday, Sunday or day on which banks located in New York City, New York are authorized or required by Law to close.

“Capital Account” means the capital account maintained for a Member in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Member, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Member (or such Member’s predecessor) contributes (or is deemed to contribute) to the Company pursuant to Article III hereof, net of any liabilities assumed by the Company from such Member in connection with such contribution or to which the contributed property is subject.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the Redeemed Units Equivalent.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware, as amended or amended and restated from time to time.

“Change of Control” means the occurrence of any of the following events:

(a)            any “person” or “group” (within the meaning of Sections 13(d) of the Exchange Act (excluding any “person” or “group” who, on the Closing Date, is the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities)) becomes the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities;

(b)            (i) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of Corporation or (ii) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or other disposition; or

(c)            there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (i) the Corporate Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (ii) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(d)            the following individuals cease for any reason to constitute a majority of the number of directors of the Corporation then serving: individuals who were directors of the Corporation on the Closing Date (for greater certainty, after giving effect to the changes contemplated by the Business Combination Agreement) or any new director whose appointment or election to the Corporate Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors of the Corporation on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (d).

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock and Class B Common Stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Change of Control Date” has the meaning set forth in Section 10.09(a).

“Change of Control Transaction” means any Change of Control that is approved by the Corporate Board prior to such Change of Control.

“Class A Common Stock” means, as applicable, (a) the shares of Class A common stock, par value $0.0001 per share, of the Corporation or (b) following any consolidation, merger, reclassification or other similar event involving the Corporation, any shares or other securities of the Corporation or any other Person or cash or other property that become payable in consideration for the Class A common stock, $0.0001 par value per share, of the Corporation or into which the Class A common stock, $0.0001 par value per share, of the Corporation is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Common Stock” means, as applicable, (a) the shares of Class B Common Stock, par value $0.0001 per share, of the Corporation or (b) following any consolidation, merger, reclassification or other similar event involving the Corporation, any shares or other securities of the Corporation or any other Person or cash or other property that become payable in consideration for the Class B common stock, $0.0001 par value per share, of the Corporation or into which the Class B common stock, $0.0001 par value per share, of the Corporation is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Warrants” means warrants issued by the Corporation in connection with the Business Combination to purchase shares of Class B Common Stock.

“Closing Date” means the date on which the Business Combination is consummated.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Unit” means a Unit designated as a “Common Unit” and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unit Redemption Price” means, with respect to any Redemption, the arithmetic average of the volume weighted average prices for a share of Class A Common Stock on the Stock Exchange, or any other exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the 5 consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the applicable Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on the Stock Exchange or any other securities exchange or automated or electronic quotation system as of any particular Redemption Date, then the Corporation (through a majority of its directors who are disinterested) shall determine the Common Unit Redemption Price in good faith.

“Company” has the meaning set forth in the preamble to this Agreement.

“Confidential Information” has the meaning set forth in Section 15.02(a).

“Corporate Board” means the board of directors of the Corporation.

“Corporate Equity Incentive Plan” means, the AON 2023 Equity Incentive Plan, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Corporation” has the meaning set forth in the recitals to this Agreement, together with its successors and assigns.

“Corresponding Rights” means any rights issued with respect to a share of Class A Common Stock or Class B Common Stock pursuant to a “poison pill” or similar stockholder rights plan approved by the Corporate Board.

“Credit Agreements” means any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or any of its Subsidiaries is or becomes a borrower, as such instruments or agreements may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancing or replacements thereof, in whole or in part, with any other debt facility or debt obligation, for as long as the payee or creditor to whom the Company or any of its Subsidiaries owes such obligation is not an Affiliate of the Company.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended from time to time, and any successor thereto.

“Direct Exchange” has the meaning set forth in Section 11.03(a).

“Distributable Cash” means, as of any relevant date on which a determination is being made by the Board of Managers regarding a potential distribution pursuant to Section 4.01(a), the amount of cash that could be distributed by the Company for such purposes in accordance with any Credit Agreements (and without otherwise violating any applicable provisions of any Credit Agreements).

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided however that, none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (b) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Sections 731, 732, or 733 or other applicable provisions of the Code.

“Distribution Tax Rate” means, with respect to a Taxable Year or portion thereof, the higher of the then applicable (a) sum of the highest marginal effective U.S. federal individual income tax rate and highest combined marginal effective U.S. state and local individual income tax rate for an individual as reasonably determined by the Board of Managers and (b) sum of the highest marginal effective U.S. federal corporate income tax rate and the highest combined marginal effective U.S. state and local corporate income tax of any state in which the Company does business, in each case, taking into account the character of the relevant tax items (e.g., ordinary or capital) and the deductibility of state and local income taxes for federal income tax purposes (but only to the extent such taxes are deductible under the Code), as reasonably determined by the Board of Managers.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Electing Redeeming Member” means each of those certain Members, in its discretion, that has agreed in writing with the Company for the provisions of Section 11.01(a)(iv) to apply.

“Election Notice” has the meaning set forth in Section 11.01(b).

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Company or the Corporation, including the Corporate Equity Incentive Plans.

“Equity Securities” means (a) Units or other equity interests in the Company or any Subsidiary of the Company (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Board of Managers pursuant to the provisions of this Agreement, including rights, powers or duties senior to existing classes and groups of Units and other equity interests in the Company or any Subsidiary of the Company), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Company or any Subsidiary of the Company, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or any Subsidiary of the Company.

“Event of Withdrawal” means the bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including (i) a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Sections 336 or 338 of the Code, or (iii) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Fair Market Value” of a specific asset of the Company will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Board of Managers (or, if pursuant to Section 14.02, the Liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

“Family Group” means (a) in the case of a Member or LLC Employee who is an individual, such individual’s spouse, parents and descendants (whether natural or adopted) and any trust or estate planning vehicle or entity solely for the benefit of such individual or the individual’s spouse, parents, descendants or other relatives, and (b) in the case of a Member or LLC Employee that is a trust, the beneficiary of such trust.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Board of Managers and which is permitted or required by Section 706 of the Code.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.

“Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, district, territory or other political subdivision of clause (a) or (b) of this definition, including, but not limited to, any county, municipal or other local subdivision of the foregoing, or (d) any agency, arbitrator or arbitral body, authority, board, body, bureau, commission, court, department, entity, instrumentality, organization or tribunal exercising executive, legislative, judicial, regulatory or administrative functions of government on behalf of clauses (a), (b) or (c) of this definition.

“Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

“Imputed Underpayment Amount” means (a) any “imputed underpayment” within the meaning of Section 6225 of the Code (or any corresponding or similar provision of state, local or foreign tax law) paid (or payable) by the Company as a result of any adjustment by the IRS with respect to any Company item of income, gain, loss, deduction, or credit of the Company (including, without limitation, any “partnership-related item” within the meaning of Section 6241(2) of the Code (or any corresponding or similar provision of state, local or foreign tax law)), including any interest, penalties or additions to tax with respect to any such adjustment, (b) any amount not described in clause (a) (including any interest, penalties or additions to tax with respect to such amounts) paid (or payable) by the Company as a result of the application of Sections 6221 through 6241 of the Code (or any corresponding or similar provision of state, local or foreign tax law), and/or (c) any amount paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes if the Company bears the economic burden of such amounts, whether by law or agreement, as a result of the application of Sections 6221 through 6241 of the Code (including for the avoidance of doubt Section 6226(b) of the Code or any corresponding or similar provision of state, local or foreign tax law), including any interest, penalties or additions to tax with respect to such amounts.

“Indemnified Person” has the meaning set forth in Section 7.04(a).

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“IRS” means the Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Law” means all laws, statutes, ordinances, rules and regulations of any Governmental Entity.

“Liquidating Event” has the meaning set forth in Section 14.01.

“Liquidator” has the meaning set forth in Section 14.02.

“LLC Employee” means an employee of, or other service provider (including any management member whether or not treated as an employee for the purposes of U.S. federal income tax) to, the Company or any of its Subsidiaries, in each case acting in such capacity.

“Losses” means items of loss or deduction of the Company determined according to Section 5.01(b).

“Majority Members” has the meaning set forth in Section 6.01.

“Managers” has the meaning set forth in Section 6.01.

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in shares of Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.

“Member” means, as of any date of determination, (a) each of the members named on the Schedule of Members and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XII but in each case only so long as such Person is shown on the Company’s books and records as the owner of one or more Units, each in its capacity as a member of the Company.

“Member Minimum Gain” means minimum gain attributable to Member Nonrecourse Debt determined in accordance with Treasury Regulations Section 1.704-2(i).

“Member Nonrecourse Debt” has the meaning set forth for the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulations Section 1.704-2(d).

“Net Loss” means, with respect to a Taxable Year, the excess if any, of the aggregate amount of Losses for such Taxable Year over the aggregate amount of Profits for such Taxable Year (excluding Profits and Losses specially allocated pursuant to Section 5.03 and Section 5.04) or, to the extent required, items thereof.

“Net Profit” means, with respect to a Taxable Year, the excess, if any, of the aggregate amount of Profits for such Taxable Year over the aggregate amount of Losses for such Taxable Year (excluding Profits and Losses specially allocated pursuant to Section 5.03 and Section 5.04) or, to the extent required, items thereof.

“Officer” has the meaning set forth in Section 6.02(b).

“Original Common Units” means, collectively, (a) all of the issued and outstanding Class A Units of the Company, (b) all of the issued and outstanding Class A-1 Units of the Company and (c) all of the issued and outstanding Class B Units of the Company, in each case, as defined in the Prior LLC Agreement.

“Other Agreements” has the meaning set forth in Section 10.04.

“Partnership Representative” has the meaning set forth in Section 9.03.

“Percentage Interest” means, with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing the number of such Member’s Common Units (or, in the case of Series A Preferred Units, the number of Common Units into which the Series A Preferred Units may convert at the then-effective conversion ratio for a Series A Preferred Conversion), by the total number of Common Units of all Members at such time (including the number of Common Units issuable at the then-effective conversion ratio in connection with a Series A Preferred Conversion).

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Permitted Transferee” has the meaning set forth in Section 10.02.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Pre-Business Combination Members” has the meaning set forth in the recitals to this Agreement.

“Preferred Unit Related Taxes” has the meaning set forth in Section 4.01(b)(i)(A).

“Prior LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Pro rata”, “pro rata portion”, “according to their interests”, “ratably”, “proportionately”, “proportional”, “in proportion to”, “based on the number of Units held”, “based upon the percentage of Units held”, “based upon the number of Units outstanding” and other terms with similar meanings, when used in the context of a number of Units of the Company relative to other Units, means as amongst an individual class of Units, pro rata based upon the number of such Units within such class of Units.

“Profits” means items of income and gain of the Company determined according to Section 5.01(b).

“Pubco Offer” has the meaning set forth in Section 10.09(b).

“Quarterly Redemption Date” means, for each quarter beginning with the quarter ended September 30, 2023 (or the first fiscal quarter following the Closing Date) the latest to occur of either: (a) the second Business Day after the date on which Corporation makes a public news release of its quarterly earnings for the prior quarter, (b) the first day of each quarter on which directors and executive officers of Corporation are permitted to trade under the applicable policies of Corporation related to trading by directors and executive officers, or (c) such other date as the Board of Managers shall determine in its sole discretion. The Board of Managers will deliver notice of the Quarterly Redemption Date to each Member (other than Corporation) at least seventy-five (75) days prior to each Quarterly Redemption Date.

“Quarterly Tax Distribution” has the meaning set forth in Section 4.01(b)(ii).

“Recapitalization” has the meaning set forth in the recitals to this Agreement.

“Redeemed Units” has the meaning set forth in Section 11.01(a).

“Redeemed Units Equivalent” means the product of (a) the applicable number of Redeemed Units, multiplied by (b) the Common Unit Redemption Price.

“Redeeming Member” has the meaning set forth in Section 11.01(a).

“Redemption” has the meaning set forth in Section 11.01(a).

“Redemption Date” has the meaning set forth in Section 11.01(a).

“Redemption Notice” has the meaning set forth in Section 11.01(a).

“Redemption Right” has the meaning set forth in Section 11.01(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Effective Date (as may be amended from time to time in accordance with its terms), by and among the Corporation, Digital Transformation Sponsor LLC, certain Members as of the Effective Date and certain other Persons whose signatures are affixed thereto (together with any joinder thereto from time to time by any successor or assign to any party to such agreement).

“Restricted Taxable Year” means any Taxable Year during which the Board of Managers determines the Company does not satisfy the private placement safe harbor of Treasury Regulations Section 1.7704-1(h).

“Retraction Notice” has the meaning set forth in Section 11.01(c).

“Revised Partnership Audit Provisions” means Section 1101 of Title XI (Revenue Provisions Related to Tax Compliance) of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74.

“Schedule of Members” has the meaning set forth in Section 3.01(a).

“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Semi-Annual Distribution Date” shall mean the June 30 and December 31 of each year.

“Series A Liquidation Value” has the meaning set forth in Section 14.02(c)(i).

“Series A Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Series A Preferred Unit basis, underlying Series A Preferred Units held by a Member.

“Series A Preferred Accrued Distributions” has the meaning set forth in Section 4.01(a)(i).

“Series A Preferred Accrued Value” means with respect to each Series A Preferred Unit as of the determination date, the sum, subject to appropriate adjustment in the event of any unit distribution, unit split, combination or other similar recapitalization with respect to the Series A Preferred Unit, of (i) the Series A Preferred Stated Value, plus (ii) the aggregate amount of any Series A Preferred Accrued Distributions on such Series A Preferred Unit as of such date.

“Series A Preferred Annual Rate” means the rate per annum of 8.0%.

“Series A Preferred Applicable Percentage” means a percentage equal to (a) one hundred twenty five percent (125%) if dissolution, liquidation, or winding-up occurs on or prior to June 7, 2024, (b) one hundred twenty percent (120%) if a dissolution, liquidation, or winding-up occurs after June 7, 2024, but on or prior to June 7, 2025, (c) one hundred fifteen percent (115%) if a dissolution, liquidation, or winding-up occurs after June 7, 2025, but on or prior to June 7, 2026, (d) one hundred ten percent (110%) if a dissolution, liquidation, or winding-up occurs after June 7, 2026, but on or prior to June 7, 2027, (e) one hundred five percent (105%) if a dissolution, liquidation, or winding-up occurs after June 7, 2027, but on or prior to June 7, 2028, (f) one hundred percent (100%) if a dissolution, liquidation, or winding-up occurs after June 7, 2029.

“Series A Preferred Cash Distribution” has the meaning set forth in Section 4.01(a)(i).

“Series A Preferred Conversion” has the meaning set forth in Section 3.12(c).

“Series A Preferred Distribution Period” shall mean, with respect to the first “Series A Preferred Distribution Period,” the period from and including the first date on which any Series A Preferred Unit is issued, to and including the first Semi-Annual Distribution Date, and with respect to each subsequent “Series A Preferred Distribution Period,” the period from but excluding a Semi-Annual Distribution Date to and including the next succeeding Semi-Annual Distribution Date or other date as of which accrued dividends are to be calculated.

“Series A Preferred Stated Value” means $10.00.

“Series A Preferred Stock” means the shares of Series A Preferred Stock, par value $0.0001 per share, of the Corporation.

“Series A Preferred Units” means the membership interests of the Company designated as “Series A Preferred Units” and having the relative rights, preferences, privileges, limitations and qualifications set forth in this Agreement.

“Share Settlement” means a number of shares of Class A Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units.

“Stock Exchange” means the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market, as applicable, or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 12.01.

“Tax Distributions” has the meaning set forth in Section 4.01(b)(i).

“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.

“Trading Day” means a day on which the Stock Exchange is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (and, with a correlative meaning, “Transferring” and “Transferred”) means any sale, transfer, assignment, redemption, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities or (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist solely of Units.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period. Such term shall be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations.

“Unit” means the fractional interest of a Member in Profits, Losses and Distributions of the Company, and otherwise having the rights and obligations specified with respect to “Units” in this Agreement; provided however that, any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement applicable to such class or group of Units.

“Value” means, for any Equity Plan, the Market Price for the Trading Day immediately preceding the Vesting Date.

“Vesting Date” has the meaning set forth in Section 3.10(a)(ii).

Article II
ORGANIZATIONAL MATTERS

Section 2.01      Formation of Company. The Company has been organized as a Delaware limited liability company by the execution and filing of the Certificate by an authorized person under and pursuant to the Act. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. This Agreement amends, restates and supersedes the Third Amended and Restated LLC Agreement in its entirety, and from and after the Effective Date (i) the Third Amended and Restated LLC Agreement shall cease to have any further force and effect and (ii) any Member that has not executed this Agreement shall nonetheless be bound hereby by virtue of the right of the Board and the Company’s Members to amend the Third Amended and Restated LLC Agreement pursuant to the terms thereof.

Section 2.02      Name. The name of the Company is AMERICAN ONCOLOGY NETWORK, LLC, the name specified in the Certificate filed with the Secretary of State of the State of Delaware on February 23, 2017. All Company business shall be conducted in that name or in such other names that comply with applicable law as the Board may select from time to time.

Section 2.03      Purpose; Powers. The primary business and purpose of the Company shall be to engage in such activities as are permitted under the Delaware Act. The Company shall have the power and authority to take (directly or indirectly through its Subsidiaries) any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to accomplish the foregoing purpose.

Section 2.04      Principal Office; Registered Office. The principal office of the Company shall be located at such place or places as the Board of Managers may from time to time designate, each of which may be within or outside the State of Delaware. The Company may have such other offices as the Board of Managers may designate from time to time. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board of Managers may designate from time to time in the manner provided by law.

Section 2.05      Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in perpetuity unless dissolved in accordance with the provisions of Article XIV.

Section 2.06      No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the following sentence of this Section 2.06, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. Notwithstanding anything to the contrary set forth in this Section 2.06, this Section 2.06 shall not prevent the Company from entering into or consummating any transaction which constitutes a Change of Control to the extent such transaction is duly authorized by the Board of Managers and Corporate Board in accordance with this Agreement.

Article III
MEMBERS; UNITS; CAPITALIZATION

Section 3.01      Members.

(a)            The Company shall maintain a schedule setting forth: (i) the name and address of each Member and (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member (such schedule, the “Schedule of Members”). The applicable Schedule of Members in effect as of the Effective Date and after giving effect to the Recapitalization is set forth as Schedule 2 to this Agreement. The Company shall also maintain a record of (1) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units and (2) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) in its books and records. The Schedule of Members may be updated by the Board of Managers in the Company’s books and records from time to time, and as so updated, it shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.

(b)            No Member shall be required or, except as approved by the Board of Managers and in accordance with the other provisions of this Agreement, permitted to (i) loan any money or property to the Company, (ii) borrow any money or property from the Company or (iii) make any additional Capital Contributions.

(c)            Role of Members:

(i)            Meetings of the Members may be called upon the written request of the Board or Members holding at least 50% of the outstanding Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two Business Days and not more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 3.01(c). Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Units shall constitute the act of the Members. In any vote or consent of the Members where the Members holding Series A Preferred Units are entitled to vote, the holders of Series A Preferred Units will vote on an as converted to Common Unit basis assuming such Series A Preferred Units are converted pursuant to the Series A Preferred Conversion.

(ii)            Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(iii)            Each meeting of Members shall be conducted by the Board or such individual Person as the Board deems appropriate.

(iv)            Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing (including the election of the Managers pursuant to Section 6.01). Any consent or approval of the Members required or permitted by this Agreement to be “written” may also be made by the use of electronic transmission.

Section 3.02      Units.

(a)            Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Board of Managers may establish in its discretion in accordance with the terms and subject to the restrictions hereof. At the Effective Date, the Units will be comprised of (i) a class of Common Units and (ii) a class of Series A Preferred Units.

(b)            Each Common Unit shall be identical to all other Common Units in all respects and shall entitle the holder thereof to the rights, interests, preferences and privileges of a holder of a Common Unit as set forth in this Agreement.

(c)            Each Series A Preferred Unit shall be identical to all other Series A Preferred Units in all respects and shall entitle the holder thereof to the rights, interests, preferences and privileges of a holder of a Series A Preferred Unit as set forth in this Agreement.

(d)            Subject to Section 3.04(a), the Board of Managers may (i) issue additional Common Units at any time in its sole discretion and (ii) create one or more additional classes or series of Units or preferred Units solely to the extent such new class or series of Units or preferred Units are substantially economically equivalent to a class of common or other stock of the Corporation or class or series of preferred stock of the Corporation, respectively; provided that, as long as there are any Members (other than the Corporation and its Subsidiaries), (A) no such new class or series of Units may deprive such Members of, or dilute or reduce, the allocations and distributions they would have received, and the other rights and benefits to which they would have been entitled, in respect of their Units if such new class or series of Units had not been created and (B) no such new class or series of Units may be issued, in each case, except to the extent (and solely to the extent) the Company actually receives cash in an aggregate amount, or other property with a Fair Market Value in an aggregate amount, equal to the aggregate distributions that would be made in respect of such new class or series of Units if the Company were liquidated immediately after the issuance of such new class or series of Units, in the case of each of clauses (A) and (B), other than in connection with the creation and issuance of one or more classes or series of Units issued in accordance with the Equity Plan.

(e)            Subject to Section 15.03(b)(ii) and 15.03(b)(iii), the Board of Managers may amend this Agreement in connection with the creation and issuance of such classes or series of Units, pursuant to Section 3.02(d), Section 3.04(a) or Section 3.10.

Section 3.03      Recapitalization; the Business Combination. In order to effect the Recapitalization, the number of Original Common Units and Class C Units (as defined in the Prior LLC Agreement) that were issued and outstanding and held by the Pre-Business Combination Members prior to the Effective Date as set forth opposite the respective Pre-Business Combination Member in Schedule 1 are hereby converted, as of the Effective Date, taking into account and adjusted for any distribution considered an advance to a Pre-Business Combination Member that remains outstanding as of the Effective Date and giving effect to such conversion and the other transactions related to the Recapitalization, into the number and class of Units set forth opposite the name of the respective Member on the Schedule of Members attached hereto as Schedule 2; provided that, for the avoidance of doubt, the number of Common Units and Series A Preferred Units set forth on Schedule 2 shall include the effects of the Business Combination and the other transactions contemplated by the Business Combination Agreement. Such Common Units and Series A Preferred Units set forth on Schedule 2 are hereby issued and outstanding as of the Effective Date and the holders of such Units are Members hereunder.

Section 3.04      Authorization and Issuance of Additional Units.

(a)            Except as otherwise determined by the Board of Managers in connection with a contribution of cash or other assets by the Corporation to the Company:

(i)            the Company and the Corporation shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Common Units, Class A Common Stock or Class B Common Stock, as applicable, to maintain at all times (A) a one-to-one ratio between the number of Common Units owned by the Corporation, directly or indirectly, and the number of outstanding shares of Class A Common Stock, (B) a one-to-one ratio between the number of Common Units owned by Members (other than the Corporation and its Subsidiaries), directly or indirectly, and the number of outstanding shares of Class B Common Stock or Class B Warrants owned by such Members, directly or indirectly, and (C) a one-to-one ratio between the number of Series A Preferred Units owned by the Corporation, directly or indirectly, and the number of outstanding shares of Series A Preferred Stock.

(ii)            in the event the Corporation issues, transfers or delivers from treasury stock or repurchases Class A Common Stock in a transaction not contemplated in this Agreement, the Board of Managers, the Corporation and the Company shall take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding Common Units owned, directly or indirectly, by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock; and

(iii)            in the event the Corporation issues, transfers or delivers from treasury stock or repurchases or redeems the Corporation’s preferred stock in a transaction not contemplated in this Agreement, the Board of Managers and the Corporation shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the Corporation, directly or indirectly, holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the Company which (in the good faith determination by the Board of Managers) are in the aggregate substantially economically equivalent to the outstanding preferred stock of the Corporation so issued, transferred, delivered, repurchased or redeemed.

(b)            Except as otherwise determined by the Board of Managers in its reasonable discretion, the Company and the Corporation shall not undertake any subdivision (by any Unit split, stock split, Unit distribution, stock distribution, reclassification, division, recapitalization or similar event) or combination (by reverse Unit split, reverse stock split, reclassification, division, recapitalization or similar event) of the Common Units, Series A Preferred Units, Class A Common Stock or Class B Common Stock that is not accompanied by an identical subdivision or combination of the applicable classes of Units or stock in each case, unless such action is necessary to maintain at all times a one-to-one ratio between either the number of Common Units owned, directly or indirectly, by the Corporation, the number of outstanding shares of Class A Common Stock or the number of Common Units owned by Members (other than the Corporation and its Subsidiaries) and the number of outstanding shares of Class B Common Stock, or the number of Series A Preferred Units owned by the Corporation, directly or indirectly, and the number of outstanding shares of Series A Preferred Stock, in each case as contemplated by Section 3.04(a)(i).

(c)            The Company shall only be permitted to issue additional Common Units or establish other classes or series of Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.01(c), Section 3.03, this Section 3.04, Section 3.10 and Section 3.11. Subject to the foregoing, the Board of Managers may cause the Company to issue additional Common Units authorized under this Agreement or establish other classes or series of Units or other Equity Securities in the Company at such times and upon such terms as the Board of Managers shall determine and the Board of Managers shall amend this Agreement as necessary in connection with the issuance of additional Common Units and admission of additional Members under this Section 3.04 without the requirement of any consent or acknowledgement of any other Member.

(d)            Notwithstanding any other provision of this Agreement, if the Corporation or any of its Subsidiaries (other than the Company and its Subsidiaries) acquires or holds any material amount of cash in excess of any monetary obligations it reasonably anticipates, the Corporation and the Board of Managers may, in their sole discretion, use such excess cash amount in such manner, and make such adjustments to or take such other actions with respect to the capitalization of the Corporation and the Company, as the Corporation and the Board of Managers in good faith determine to be fair and reasonable to the shareholders of the Corporation and to the Members and to preserve the intended economic effect of this Section 3.04, Article XI and the other provisions hereof.

Section 3.05      Repurchase or Redemption of Shares of Class A Common Stock. Except as otherwise determined by the Board of Managers in connection with the use of cash or other assets held by the Corporation, if at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the Corporation for cash, then the Board of Managers shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held (directly or indirectly) by the Corporation, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by the Corporation (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by the Corporation. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law.

Section 3.06      Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a)            Units shall not be certificated unless otherwise determined by the Board of Managers. If the Board of Managers determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by any two authorized officers of the Company, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the Board of Managers may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. No Units shall be treated as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless all Units then outstanding are certificated; notwithstanding anything to the contrary herein, including Section 15.03, the Board of Managers is authorized to amend this Agreement in order for the Company to opt-in to the provisions of Article 8 of the Uniform Commercial Code without the consent or approval of any Member of any other Person.

(b)            If Units are certificated, the Board of Managers may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Board of Managers of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Board of Managers may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c)            To the extent Units are certificated, upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Board of Managers may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

Section 3.07      Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.08      No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 3.09      Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(b), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.10      Corporate Equity Plans.

(a)            Restricted Class A Common Stock Granted to LLC Employees. If at any time or from time to time, in connection with any Equity Plan, any shares of Class A Common Stock are issued to an LLC Employee (including any shares of Class A Common Stock that are subject to forfeiture in the event such LLC Employee terminates his or her employment with the Company or any Subsidiary) in consideration for services performed for the Company or any Subsidiary:

(i)            The Corporation shall issue such number of shares of Class A Common Stock as are to be issued to such LLC Employee in accordance with the Equity Plan;

(ii)            On the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such LLC Employee, the following events will be deemed to have occurred: (1) the Corporation shall be deemed to have sold such shares of Class A Common Stock to the Company (or if such LLC Employee is an employee of, or other service provider to a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock, (2) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such LLC Employee, (3) the Corporation shall be deemed to have contributed the purchase price for such shares of Class A Common Stock to the Company as a Capital Contribution, and (4) in the case where such LLC Employee is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary; and

(iii)            The Company shall issue to the Corporation on the Vesting Date a number of Common Units equal to the number of shares of Class A Common Stock issued under Section 3.10(a)(i) in consideration for a Capital Contribution that the Corporation is deemed to make to the Company pursuant to clause (3) of Section 3.10(a)(ii) above.

(b)            Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Corporation, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Corporation, amendments to this Section 3.10 may become necessary or advisable and that any approval or consent to any such amendments requested by the Corporation shall be deemed granted by the Board of Managers and the Members, as applicable, without the requirement of any further consent or acknowledgement of any other Member.

(c)            Anti-dilution Adjustments. For all purposes of this Section 3.10, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Equity Plan and applicable award or grant documentation.

Section 3.11      Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to the Corporation a number of Common Units equal to the number of new shares of Class A Common Stock so issued.

Section 3.12      Rights of Series A Preferred Units.

(a)            The Corporation shall be entitled to receive liquidating distributions in respect of the Series A Preferred Units in the manner set forth in Section 14.02(c). The Corporation shall be entitled to receive distributions other than liquidating distributions in respect of the Series A Preferred Units in the manner set forth in Section 4.01(a)(i) and Section 4.01(b)(i)(A).

(b)            The holders of the Series A Preferred Units shall be entitled to vote on all matters requiring the approval or vote of the holders of Units. Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by the Act, and all other voting rights granted under this Agreement, the affirmative vote of the holder of a majority of the outstanding Series A Preferred Units, voting separately as a class based upon one vote per Series A Preferred Unit, shall be necessary on any matter that (i) adversely affects any of the rights, preferences and privileges of the Series A Preferred Units or (ii) amends, waives or modifies any of the rights or terms of the Series A Preferred Units.

(c)            Each time that a share of Series A Preferred Stock is converted into shares of Class A Common Stock, an equal number of Series A Preferred Units shall automatically convert (without any further action of the Company or the Corporation) into Common Units at the same conversion ratio as applied to the conversion of the Series A Preferred Stock into Class A Common Stock (the “Series A Preferred Conversion”).

(d)            Immediately prior to the time that a share of Series A Preferred Stock is to be repurchased or redeemed by the Corporation, the Company shall repurchase or redeem an equal number of Series A Preferred Units in exchange for the same consideration that is to be paid by the Corporation in the repurchase or redemption of the Series A Preferred Stock. For example, if 100,000 shares of Series A Preferred Stock are to be repurchased by the Corporation in exchange for $3,000,000 in cash and 400,000 shares of Class A Common Stock, then 100,000 Series A Preferred Units shall be repurchased by the Company from the Corporation in exchange for $3,000,000 in cash and 400,000 Common Units.

(e)            Notwithstanding Section 3.12(c) and Section 3.12(d), no repurchase, redemption or conversion shall be effected to the extent such repurchase, redemption or conversion would render the Company insolvent or violate the Delaware Act or applicable Law. For purposes of the foregoing sentence, “insolvency” means the inability of the Company to meet its payment obligations when due. Notwithstanding Section 3.12(d), no repurchase or redemption of the Series A Preferred Units shall be required or effected if such redemption would cause the Series A Preferred Units to be treated as “disqualified stock,” “disqualified capital stock” or any equivalent term under any credit agreement, loan agreement, indenture or other credit facility to which the Company is a party at the time of the repurchase or redemption.

(f)            It is intended that the conversion right applicable to the Series A Preferred Units will be treated as a noncompensatory option within the meaning of Treasury Regulations Section 1.721-2(f). Consistent with such intention, the Company shall comply with the allocation provisions set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s) and 1.704-1(b)(4)(x) (including making any required “corrective” allocations in accordance with those Treasury Regulations) and other applicable provisions in this Agreement.

Article IV
DISTRIBUTIONS

Section 4.01      Distributions.

(a)            Distributable Cash; Other Distributions.

(i)            After making provision for Distributions under Section 4.01(b) and subject to Section 4.01(c), Distributions shall, with respect to each outstanding Series A Preferred Unit, accrue on the Series A Preferred Accrued Value at the Series A Preferred Annual Rate on each Series A Preferred Unit and shall be cumulative and accrue daily from and after the Effective Date, but shall compound on a semi-annual basis on each Semi-Annual Distribution Date (the “Series A Preferred Accrued Distributions”). Such Series A Preferred Accrued Distributions may be paid in cash (“Series A Preferred Cash Distribution”) or by increasing the Series A Preferred Accrued Value by the Series A Preferred Annual Rate (decreased proportionately to the extent of any cash paid in respect of such Series A Preferred Accrued Distributions for such Series A Preferred Distribution Period (e.g., if 25% of the Series A Preferred Accrued Distributions for such Series A Preferred Distribution Period is paid in cash, the rate would be reduced by 1.0% to 3.0%)) in lieu of paying such Series A Preferred Accrued Distributions in cash (in part or in full), such increase to be effective at 9:00 a.m. (New York time) on the day following the last day of such Series A Preferred Distribution Period, and shall be payable only to the extent that an equal amount of cash dividends are declared by the Corporation with respect to the Series A Preferred Stock, and when so declared, shall be payable immediately prior to the time that such cash dividends are paid by the Corporation with respect to the Series A Preferred Stock. Once a Series A Preferred Cash Distribution has been made under this Section 4.01(a)(i) in respect of a Series A Preferred Accrued Distributions, the amount of Series A Preferred Accrued Distributions shall be reduced by the amount of such Series A Preferred Cash Distribution.

(ii)            After making or providing for any Distributions under Section 4.01(a)(i) and Section 4.01(b), and subject to Section 4.01(c), Distributions to Members may be declared by the Board of Managers out of Distributable Cash or other funds or property legally available therefor in such amounts, at such time and on such terms (including the payment dates of such Distributions) as the Board of Managers in its sole discretion shall determine using such record date as the Board of Managers may designate. All Distributions made under this Section 4.01(a)(ii) shall be made to the Members as of the close of business on such record date in accordance with each Member’s Percentage Interest (other than, for the avoidance of doubt, any Distributions made pursuant to Section 4.01(a)(iv)) as of the close of business on such record date; provided, however, that the Manager shall have the obligation to make distributions as set forth in Section 4.01(b) and Section 14.02.

(iii)            Notwithstanding anything to the contrary in this Section 4.01(a), (A) the Company shall not make a distribution (other than Tax Distributions under Section 4.01(b)) to any Member in respect of any Common Units which remain subject to vesting conditions in accordance with any applicable equity plan or individual award agreement and (B) with respect to any amounts that would otherwise have been distributed to a Member but for the preceding clause (A), such amount shall be held in trust by the Company for the benefit of such Member unless and until such time as such Common Units have vested in accordance with the applicable equity plan or individual award agreement, and within five Business Days of such time, the Company shall distribute such amounts to such Member.

(iv)            Notwithstanding the provisions of Section 4.01(a)(ii), the Board of Managers, in its sole discretion, may authorize that cash be paid to the Corporation (which payment shall be made without pro rata distributions to the other Common Units) in exchange for the redemption, repurchase or other acquisition of Equity Securities in the Company which are held by the Corporation to the extent that such cash payment is used to redeem, repurchase or otherwise acquire an equal number of corresponding Equity Securities of the Corporation in accordance with Section 3.05.

(v)            The Corporation shall not be entitled to receive, with respect to any Series A Preferred Units that are converted pursuant to a Series A Preferred Conversion, any payment of distributions declared pursuant to Section 4.01(a)(i) if such distribution follows the date on which such Series A Preferred Conversion occurs.

(vi)            Notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would render the Company insolvent or violate the Delaware Act or any applicable Law. For purposes of the foregoing sentence, “insolvency” means the inability of the Company to meet its payment obligations when due.

(b)            Tax Distributions.

(i)            With respect to each Taxable Year, the Company shall, to the extent the Company has available cash for distribution by the Company under applicable Law and subject to any applicable agreement to which the Company or any of its Subsidiaries is a party governing the terms of third party indebtedness for borrowed money, and subject to the retention and establishment of reserves, or payment to third parties, of such funds as the Board of Managers deems necessary or desirable in its sole discretion with respect to the reasonable needs and obligations of the Company or any of its Subsidiaries and to prevent their insolvency (such limitations, the “Liquidity Limitations”), make cash distributions (“Tax Distributions”) as follows:

(A)            to the Corporation at such times and in such amounts as the Board of Managers reasonably determines is necessary to enable the Corporation to timely satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities with respect to any items of gross income and gain allocated to it, and any guaranteed payments for capital (within the meaning of Section 707(a) of the Code), in each case with respect to the Series A Preferred Units (the “Preferred Unit Related Taxes”); provided, that in no circumstances shall the amounts distributed pursuant to this Section 4.01(b)(i)(A) exceed the Corporation’s actual U.S. federal, state and local and non-U.S. cash tax liabilities with respect to such Taxable Year; provided, further, that the amounts distributable pursuant to this Section 4.01(b)(i)(A) shall be reduced, in the sole discretion of the Board of Managers, to the extent the amount distributable to the Corporation pursuant to Section 4.01(b)(i)(B) exceeds the Corporation’s actual tax obligations (excluding Preferred Unit Related Taxes) for the relevant Taxable Year or quarter, as applicable; and

(B)            to each Member in an amount equal to (1) such Member’s Assumed Tax Liability; provided, however, that to the extent a Member would otherwise be entitled to receive less than its Percentage Interest of the aggregate Tax Distributions to be paid pursuant to this Section 4.01(b)(i)(B) on any given date, then the Tax Distributions to such Member shall be increased, as necessary, to ensure that all such Tax Distributions made pursuant to this Section 4.01(b)(i)(B) are made pro rata in accordance with the Members’ respective Percentage Interest or (2) if the amount the Corporation would receive under clause (1) is, in the sole discretion of the Board of Managers, reasonably expected to be less than the amount that will enable the Corporation to meet its tax obligations (other than Preferred Unit Related Taxes), then (I) the Corporation shall receive an amount that will enable the Corporation to meet its tax obligations (other than Preferred Unit Related Taxes) for the relevant Taxable Year or quarter, as applicable, and (II) the Members (other than the Corporation) shall receive an amount necessary to ensure that the Tax Distributions made pursuant to this Section 4.01(b)(i)(B), when taking into account the amount to be distributed to the Corporation under clause (2)(I), are made pro rata in accordance with the Members’ respective Percentage Interests.

(ii)            Tax Distributions pursuant to Section 4.01(b)(i) shall be estimated by the Company on a quarterly basis and, to the extent feasible, shall be distributed to the Members (together with a statement showing the calculation of such Tax Distribution and an estimate of the Company’s net taxable income allocable to each Member for such period) on a quarterly basis on April 15th, June 15th, September 15th and December 15th (or such other dates for which corporations or individuals are required to make quarterly estimated tax payments for U.S. federal income tax purposes, whichever is earlier) (each, a “Quarterly Tax Distribution”); provided, that the foregoing shall not restrict the Company from making a Tax Distribution on any other date as the Company determines is necessary to enable the Members to timely make estimated income tax payments. Quarterly Tax Distributions shall take into account the estimated taxable income or loss of the Company for the Taxable Year through the end of the relevant quarterly period. A final accounting for Tax Distributions shall be made for each Taxable Year after the allocation of the Company’s actual net taxable income or loss has been determined and any shortfall in the amount of Tax Distributions a Member received for such Taxable Year based on such final accounting shall promptly be distributed to such Member (subject to the Liquidity Limitations). For the avoidance of doubt, any excess Tax Distributions a Member receives with respect to any Taxable Year shall reduce future Tax Distributions otherwise required to be made to such Member with respect to any subsequent Taxable Year, but shall not reduce Tax Distributions made to a Member to provide such Member with its Percentage Interest of Tax Distributions made pursuant to Section 4.01(b)(i)(B). Notwithstanding anything to the contrary in this Agreement, the Board of Managers shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Members’ Tax Distributions (but in any event accordance with the Members’ respective Percentage Interests) to take into account increases or decreases in the Percentage Interest of each Member during the relevant period.

(iii)            In the event of any audit by, or similar event with, a Governmental Entity that affects the calculation of any Member’s Assumed Tax Liability for any Taxable Year (other than an audit conducted pursuant to the Revised Partnership Audit Provisions (or any similar provision of state, local or other Law) for which no election is made pursuant to Section 6226 of the Code and the Treasury Regulations promulgated thereunder (or any similar provision of state, local or other Law)), or in the event the Company files an amended tax return or administrative adjustment request, each Member’s Assumed Tax Liability and Preferred Unit Related Taxes with respect to such year shall be recalculated by giving effect to such event (for the avoidance of doubt, taking into account interest, penalties or additions to tax). Any shortfall in the amount of Tax Distributions the Members and former Members received for the relevant Taxable Years based on such recalculated Assumed Tax Liability promptly shall be distributed to such Members and the successors of such former Members, except, for the avoidance of doubt, to the extent Distributions were made to such Members and former Members pursuant to Section 4.01(a)(ii), Section 4.01(a)(iii) and this Section 4.01(b) in the relevant Taxable Years sufficient to cover such shortfall.

(iv)            In the event that an adjustment pursuant to Section 481(a) of the Code relating to any income, gain, loss, deduction or credit with respect to a taxable period ending on or prior to the Effective Date (any such adjustment, the “481 Income Adjustment”) results in a requirement under Section 4.01(b) for the Company to make material Tax Distributions, then the Manager and the Members shall cooperate in good faith and use commercially reasonable efforts to minimize the amount of such Tax Distributions required, taking into account the amount of cash needed by the Members to meet their tax obligations with respect to their interests in the Company, items of deductions, losses and credits available in the relevant Taxable Year that may be used to offset such 481 Income Adjustment, and the cash requirements of the Company.

(c)            Limitations. For purposes of determining the amount of Distributions to be made under this Section 4.01 (including Tax Distributions), each Member shall be treated as having made the Capital Contributions made by, been allocated the net taxable income or loss of the Company (in accordance with the definition of Assumed Tax Liability) allocated to, and received the Distributions made to or received by, its predecessors in respect of any of such Member’s Units.

Article V
CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01      Capital Accounts.

(a)            The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv) and Section 704(b) of the Code. For this purpose, the Company may (in the discretion of the Board of Managers), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulations to reflect a revaluation of the Company’s property. If any noncompensatory options are outstanding upon the occurrence of a revaluation event described in this Section 5.01(a) (including the convertible feature of the Series A Preferred Units) (other than, if applicable, the noncompensatory options being exercised that give rise to the occurrence of such event), the Company shall adjust the Book Values of its properties in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

(b)            For purposes of computing the amount of any item of income, gain, loss or deduction with respect to the Company to be allocated pursuant to this Article V and to be reflected in the Capital Accounts of the Members, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided however that:

(i)            The computation of all items of income, gain, loss and deduction shall include those items described in Section 705(a)(1)(B) of the Code or Section 705(a)(2)(B) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includible in gross income or are not deductible for U.S. federal income tax purposes.

(ii)            If the Book Value of any property of the Company is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e), (f) or (s), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii)            Items of income, gain, loss or deduction attributable to the disposition of property of the Company having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv)            Items of depreciation, amortization and other cost recovery deductions with respect to property of the Company having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

(v)            To the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Sections 732(d), 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

Section 5.02      Allocations. Except as otherwise provided in this Agreement, and after giving effect to Section 5.03 and Section 5.04, Net Profits and Net Losses for any Taxable Year or Fiscal Period shall be allocated to the Members in such manner that the Capital Account balance of each Member shall, to the greatest extent possible immediately after making such allocations, be equal (proportionately) to (x) the amount that would be distributed to such Member (after satisfaction of any financial obligations of each Member to the Company under any provisions of this Agreement), if (a) the Company were to sell all or substantially all assets of the Company for their Book Values, (b) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Values of the assets securing such liability), (c) the Company were to distribute the remaining proceeds of sale pursuant to Section 14.02(c) immediately after making such allocations and (d) the Company were to dissolve pursuant to Article XIV, minus (y) such Member’s share of Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets; provided that, solely for these purposes, (i) any Common Units which are subject to vesting conditions in accordance with any applicable equity plan or individual award agreement are treated as fully vested, and (ii) the Series A Preferred Applicable Percentage shall be 100% unless and until there is actually an event that results in a different Series A Preferred Applicable Percentage.

Section 5.03      Regulatory Allocations.

(a)            Losses attributable to partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). If there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulations Section 1.704-2(i)(3)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(i)(4).

(b)            Nonrecourse deductions (as determined according to Treasury Regulations Section 1.704-2(b)(l)) for any Taxable Year shall be allocated pro rata among the Members in accordance with their Percentage Interests. Except as otherwise provided in Section 5.03(a), if there is a net decrease in the Minimum Gain during any Taxable Year, each Member shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(f). This Section 5.03(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c)            If any Member that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) (4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Section 5.03(a) and Section 5.03(b) but before the application of any other provision of this Article V, then Profits for such Taxable Year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.03(c) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d)            If the allocation of Net Losses to a Member as provided in Section 5.02 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Net Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to this Section 5.03(d).

(e)            Profits and Losses described in Section 5.01(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(j), (k) and (m).

(f)            The allocations set forth in Section 5.03(a) through and including Section 5.03(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss with respect to the Company shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.

Section 5.04      Final Allocations.

(a)            Notwithstanding any contrary provision in this Agreement except Section 5.03, if (i) the date on which a Liquidating Event occurs there is at least one outstanding Series A Preferred Unit and (ii) after having made all allocations provided for in Section 5.03 for the Taxable Year or portion thereof in which the Liquidating Event occurs, the Series A Per Unit Capital Amount of each Series A Preferred Unit would not equal or exceed the Series A Liquidation Value, then items of income, gain, loss and deduction for such Taxable Year or portion thereof shall instead be allocated among the Members in a manner determined appropriate by the Board of Managers so as to cause, to the maximum extent possible, the Series A Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). In the event that (x) the date on which a Liquidating Event occurs is on or before the date (not including any extension of time) prescribed by law for the filing of the Company’s federal income tax return for the Taxable Year immediately prior to the Taxable Year in which the Liquidating Event occurs and (y) the reallocation of items for the Taxable Year in which the Liquidating Event occurs as set forth above in this Section 5.04(a) fails to achieve the Series A Per Unit Capital Amounts described above, then items of income, gain, loss and deduction for such Taxable Year shall be allocated among all Members in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 5.04(a), cause the Series A Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value.

(b)            If any holder of Common Units which are subject to vesting conditions forfeits (or the Company has repurchased at less than fair market value) all or a portion of such holder’s unvested Common Units, the Company shall make forfeiture allocations in respect of such unvested Common Units in the manner and to the extent required by proposed Treasury Regulations Section 1.704-1(b)(4)(xii) (as such proposed Treasury Regulations may be amended or modified, including upon the issuance of temporary or final Treasury Regulations).

Section 5.05      Tax Allocations.

(a)            The income, gains, losses, deductions and credits of the Company will be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; provided that, if any such allocation is not permitted by the Code or other applicable Law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)            Items of taxable income, gain, loss and deduction of the Company with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Section 704(c) of the Code so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value using any permissible method or methods selected in the discretion of the Board of Managers.

(c)            If the Book Value of any asset of the Company is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e), (f) or (s), including adjustments to the Book Value of any asset of the Company in connection with the execution of this Agreement, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value using any permissible method or methods selected in the discretion of the Board of Managers.

(d)            Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members as determined by the Board of Managers taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e)            For purposes of determining a Member’s share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Member’s interest in income and gain shall be determined pursuant to any proper method, as reasonably determined by the Board of Managers; provided that, each year the Board of Managers shall use its reasonable best efforts (using in all instances any proper method, including the “additional method” described in Treasury Regulations Section 1.752-3(a)(3)) to allocate a sufficient amount of the excess nonrecourse liabilities to those Members who would have at the end of the applicable Taxable Year, but for such allocation, taxable income due to the deemed distribution of money to such Member pursuant to Section 752(b) of the Code that is in excess of such Member’s adjusted tax basis in its Units.

(f)            If, pursuant to Section 5.03(e), the Board of Managers causes a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Board of Managers shall make corrective allocations in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(4)(x).

(g)            Allocations pursuant to this Section 5.05 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions or other items of the Company pursuant to any provision of this Agreement.

Section 5.06      Adjustment for Noncompensatory Options. So long as the Series A Preferred Units (and any other Units or other securities issued by the Company that are treated as noncompensatory options, as defined in Treasury Regulations Section 1.721-2) are outstanding, the Board of Managers shall make such adjustments to the Book Value of the Company’s assets, allocation of Profits and Losses, Capital Accounts and allocations of items for income tax purposes as it may determine may be necessary to comply with the provisions of Treasury Regulations Section 1.721-2 and Treasury Regulations Section 1.704-1(b)(2)(iv)(s) or any successor provisions relating thereto and to properly reflect the economic sharing arrangement associated with the noncompensatory options.

Section 5.07      Compliance with Tax Laws. The allocation rules set forth in Section 5.01 through Section 5.06 are intended to comply with the Code and Treasury Regulations and to ensure that all allocations under this Article V are respected for U.S. federal income tax purposes and reflect the economic sharing arrangement among the Members. If for any reason the Board of Managers (or its designee) determines that any provisions in Section 5.01 through Section 5.06 do not comply with the Code or Treasury Regulations or that the allocations under this Article V may not be respected for U.S. federal income tax purposes or reflect the economic sharing arrangement among the Members, the Board of Managers may take all reasonable actions, including amending this Article V or adjusting a Member’s Capital Account or how Capital Accounts are maintained, to ensure compliance with the Code and Treasury Regulations and that the allocations provided for in this Article V shall be respected for U.S. federal income tax purposes; provided however that, no such change shall have a material adverse effect upon the amount of cash or other property distributable to any Member.

Section 5.08      Indemnification and Reimbursement for Payments on Behalf of a Member. If the Company or any other Person in which the Company holds an interest is obligated to pay any amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity, including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) that is specifically attributable to a Member or a Member’s status as such (including federal income taxes, additions to tax, interest and penalties as a result of obligations of the Company pursuant to the Revised Partnership Audit Provisions (or any similar provision of state, local and other Law), federal withholding taxes, state personal property taxes and state unincorporated business taxes, but excluding payments such as payroll taxes, withholding taxes, benefits or professional association fees and the like required to be made or made voluntarily by the Company on behalf of any Member based upon such Member’s status as an employee of the Company) (a “Withholding Payment”), then such Member shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). If the Company incurs an Imputed Underpayment Amount, the Board of Managers shall determine in its reasonable discretion the portion of such Imputed Underpayment Amount attributable to each Member or former Member and such attributable amount shall be treated as a Withholding Payment with respect to such Member or former Member. The Board of Managers may offset Distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company under this Section 5.08. In addition, notwithstanding anything to the contrary, each Member agrees that any Cash Settlement such Member is entitled to receive pursuant to Article XI may be offset by an amount equal to such Member’s obligation to indemnify the Company under this Section 5.08 and that such Member shall be treated as receiving the full amount of such Cash Settlement and paying to the Company an amount equal to such obligation. A Member’s obligation to make payments to the Company under this Section 5.08 shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the dissolution, liquidation, winding up and termination of the Company. In the event that the Company has been terminated prior to the date such payment is due, such Member shall make such payment to the Board of Managers (or its designee), which shall distribute such funds in accordance with this Agreement. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.08, including instituting a lawsuit to collect such contribution with interest calculated at a rate per annum equal to the sum of the Base Rate plus 300 basis points (but not in excess of the highest rate per annum permitted by Law). Each Member hereby agrees to furnish to the Company such information and forms as required or reasonably requested in order to comply with any Laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled. The Company may withhold any amount that it determines is required to be withheld from any amount otherwise payable to any Member hereunder, and any such withheld amount shall be deemed to have been paid to such Member for purposes of this Agreement.

Article VI
MANAGEMENT

Section 6.01      Board of Managers.

(a)            The Company shall be managed by a board of managers (the “Board of Managers” or “Board”) comprised of five (5) individuals (subject to Section 6.01(d) and Section 6.01(g)) (each a “Manager” and together the “Managers”). The Managers shall be elected as follows:

(i)            the Members holding Common Units representing more than fifty percent (50%) of the total Common Units entitled to vote (the “Majority Members”) shall have the right to designate two (2) Managers (the “Non-PubCo Managers”); and

(ii)            the Corporation shall have the right to designate three (3) Managers (the “PubCo Managers”).

(b)            From time to time following the date hereof, the Corporation, without the consent of any other Member, shall be entitled to increase or decrease (i) the size of the Board and/or (ii) the number of PubCo Managers and Non-PubCo Managers on such Board; provided, that the consent of the holders of a majority of the Series A Preferred Stock shall be required before the Corporation increases or decreases the number of PubCo Managers and/or Non-PubCo Managers in a manner that would result in the PubCo Managers ceasing to represent a majority of the Board. Following any such adjustment, the Members shall be obligated to remove any Managers and to elect (i) the applicable number of the PubCo Managers as designated by the Corporation and/or the holders of a majority of the Series A Preferred Units and (ii) the applicable number of the Non-PubCo Managers as designated by the holders of a majority of the Units then outstanding held by Members other than the Corporation and its wholly-owned Subsidiaries in accordance with such adjusted Board membership requirements.

(c)            Each Manager shall serve in such capacity until the first to occur of (A) such Manager’s death, disability, removal or resignation, or (B) the appointment of such Manager’s successor pursuant to the provisions of Section 6.01. Any Manager may resign at any time by giving written notice to the Board. Unless otherwise specified in the notice, the resignation shall take effect upon the giving of such notice to the Board, and the acceptance of the resignation shall not be necessary to make it effective. In the event of any vacancy in the Board of Managers or upon the death, disability, removal or resignation of any Manager, a new or successor Manager shall be appointed by the Corporation or the Majority Members, as the case may be, who had designated the departing Member.

(d)            Notwithstanding anything to the contrary contained in Section 6.01, each Manager shall serve at the pleasure of the Member(s) or Person(s) who appointed such Manager and may be removed or replaced at any time only upon written notice from such Member(s) or Person(s) having the right to appoint such Manager position pursuant to Section 6.01.

(e)            Meetings of the Board of Managers may be held at any time and at any location specified in the notice thereof in such place within or without the State of Delaware. A majority of the Managers may call a meeting of the Board of Managers. Reasonable and sufficient notice of each meeting shall be given to each Manager, and in any event not less than twenty-four (24) hours prior to any such meeting (unless otherwise waived by each of the Managers).

(f)            In any matter presented to the Board of Managers for approval or consent, a majority of Managers shall constitute a quorum. At any meeting of the Board of Managers at which a quorum is present, unless otherwise specified in this Agreement, the affirmative vote or consent of a majority (i.e., greater than 50%) of such quorum shall be the approval or consent of the Board of Managers. No individual Manager may act for the Board of Managers or on behalf of the Company absent a specific and duly adopted delegation of authority from the Board of Managers.

(g)            At any time any particular Member has the right to appoint more than one (1) Manager, such Member may, upon notice to the Company and the other Members, vest in a single Manager the rights and powers of all Manager seats that such Member is entitled to appoint (such that, by way of example, at any time the Corporation is entitled to appoint three (3) Managers, the Corporation may vest in a single Manager appointed by the Corporation three (3) Manager votes and the other rights and powers that would be held by the Corporation’s three (3) Managers, severally). The provisions of this Agreement shall be equitably interpreted to give effect to the vesting in a single Manager of the status, rights and powers of multiple Manager seats that a Member is entitled to appoint, including for purposes of the determination of whether or not a quorum is present.

(h)            The Board of Managers may act from time to time by written consent in lieu of a meeting if all of the Managers execute such written consent.

(i)            Any action required to be taken at a meeting of the Board of Managers, or any action that may be taken at a meeting of the Board of Managers, may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. The Company shall make reasonable accommodation for such participation upon the prior request of any Manager. Participation in such a meeting shall constitute presence in person at such meeting.

(j)            No Manager shall be entitled to compensation by the Company for any services as a Manager, provided that the Company may reimburse each Manager for its reasonable, documented out-of-pocket expenses for attending meetings of the Board of Managers and other similar expenses incurred in connection with such Manager’s service on the Board of Managers.

(k)            In connection with the performance of their duties as members of the Board, the Managers acknowledge that they will owe to the Members the same fiduciary duties as they would owe to the stockholders of a Delaware corporation under the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law) if they were members of the board of directors of such a corporation and the Members were stockholders of such corporation.

(l)            The holders of a majority of the Series A Preferred Units may designate one person to receive (i) notice of, and attend and participate in, all meetings of the Board of Managers; (ii) all information sent to the Managers in their capacity as such; (iii) copies of all proposed written consents in lieu of meetings of the Board of Managers by no later than simultaneously with the delivery thereof to the Board in accordance with Section 6.01(e); and (iv) copies of all fully executed written consents in lieu of meetings of the Board of Managers within ten (10) days after execution.

Section 6.02      Authority of Managers; Officer Delegation.

(a)            Except for situations in which the approval of any Member(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in the Board of Managers, (ii) the Board of Managers shall conduct, direct and exercise full control over all activities of the Company and (iii) no Member shall have any right, authority or power to vote, consent or approve any matter, whether under the Delaware Act, this Agreement or otherwise. Each Manager shall be a “manager” of the Company for the purposes of the Delaware Act. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Board of Managers of all such powers and rights conferred on the Members by the Delaware Act with respect to the management and control of the Company. Any vacancies in the position of any Manager shall be filled in accordance with Section 6.01.

(b)            Without limiting the authority of the Board of Managers to act on behalf of the Company, the day-to-day business and operations of the Company may be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Board of Managers. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Board of Managers. Any one Person may hold more than one office. Subject to the other provisions of this Agreement, the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Board of Managers, subject to any applicable employment agreement. The authority and responsibility of the Officers shall be limited to such duties as the Board of Managers may, from time to time, delegate to them. Unless the Board of Managers decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. All Officers shall be, and shall be deemed to be, officers and employees of the Company. An Officer may also perform one or more roles as an officer of the Board of Managers. Any Officer may be removed at any time, with or without cause, by the Board of Managers.

(c)            Subject to the other provisions of this Agreement, and only with the prior written consent of the Corporation, the Board of Managers shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, conversion, division, reorganization or other combination of the Company with or into another entity, for the avoidance of doubt, without the prior consent of any Member or any other Person being required.

Section 6.03      Actions of the Managers. The Board of Managers may act through any Officer or other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.06.

Section 6.04      Transactions Between the Company and the Managers. The Board of Managers may cause the Company to contract and deal with any of the Managers, or any Affiliate of any Manager; provided that, such contracts and dealings (other than contracts and dealings between the Company and its Subsidiaries) are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are approved by the Members and otherwise are permitted by the Credit Agreements; provided further that, the foregoing shall in no way limit the Managers’ rights under (c), 3.04, 3.05 or 3.10. The Members hereby approve each of the contracts or agreements between or among the Managers, the Company and their respective Affiliates entered into on or prior to the date of this Agreement in accordance with the Prior LLC Agreement or that the Board of Managers or the Corporate Board has approved in connection with the Recapitalization or the Business Combination as of the date of this Agreement.

Section 6.05      Reimbursement for Expenses. The Managers shall not be compensated for their services as a Manager of the Company except as expressly provided in this Agreement or any other agreement between the Company and any Manager.

Section 6.06      Limitation of Liability of Managers.

(a)            Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither any Manager nor any of the Managers’ Affiliates or Managers’ officers, employees or other agents shall be liable to the Company, to any Member that is not a Manager or to any other Person bound by this Agreement for any act or omission performed or omitted by any Manager in its capacity as a managing member of the Company pursuant to authority granted to the Managers by this Agreement; provided however that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to any Manager’s willful misconduct or knowing violation of Law or for any past, present or future material breaches of any representations, warranties or covenants by any Manager or its Affiliates contained herein. The Managers may exercise any of the powers granted to them by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). Any Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by any Manager in good faith reliance on such advice shall in no event subject any Manager to liability to the Company or any Member that is not a Manager.

(b)            To the fullest extent permitted by applicable Law, whenever this Agreement or any other agreement contemplated herein provides that a Manager shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Company or any Member that is not a Manager, such Manager shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles, notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise.

(c)            To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, whenever in this Agreement or any other agreement contemplated herein, the Board of Managers is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, the Board of Managers shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, other Members or any other Person.

(d)            To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement a Manager is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, such Manager shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, notwithstanding any provision of this Agreement or duty otherwise, existing at Law or in equity, and, notwithstanding anything contained herein to the contrary, so long as a Manager acts in good faith or in accordance with such other express standard, the resolution, action or terms so made, taken or provided by such Manager shall not constitute a breach of this Agreement or impose liability upon such Manager or any of such Manager’s Affiliates and shall be deemed approved by all Members.

Section 6.07      Investment Company Act. The Board of Managers shall use their best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Section 6.08      Election of Board. Following the date hereof, the Board shall be elected annually by the Members in accordance with this Section 6.08, and the Managers so elected to the Board shall serve as the Managers until a successor has been duly elected to the Board in accordance with this Section 6.08. Not more than one year after the later of (a) the date hereof and (b) the last meeting of the Members or action by written consent of the Members at which or pursuant to which the Managers were elected in accordance with this Section 6.08, the Board at such time (or the Members if the Board shall fail to take such action) shall either (i) call and hold a meeting of the Members for purposes of electing the Managers or (ii) seek written consents from the requisite Members to elect the Managers. A Person shall be elected as a Manager if the election of such Manager is approved by Members holding a majority of the Units outstanding by vote at a meeting held for such purpose or by action by written consent; provided, however, that if the Person so elected as a Manager was not a Manager immediately prior to such election, such election shall not be effective, and such Person shall not become a Manager, unless and until such Person has executed and delivered to the Company the written agreement of such Person to be bound by the terms of this LLC Agreement applicable to the Managers, in form and substance reasonably satisfactory to the Managers serving immediately prior to such election or to the Members holding a majority of the outstanding Units. Each Member hereby irrevocably agrees, in connection with each such meeting of the Members or written consent contemplated by this Section 6.08, to vote for such Managers as follows: (I) with respect to the PubCo Managers (as determined pursuant to Section 6.01(a)), as designated by the Corporation prior to such meeting or written consent, and (II) with respect to the Non-PubCo Managers (as determined pursuant to Section 6.01(a)), the applicable number of the Non-PubCo Managers as designated by the holders of a majority of the Common Units then outstanding held by Members other than the Corporation and its wholly-owned Subsidiaries.

Section 6.09      Resignation or Removal of Managers; Vacancy. A Manager may resign as a Manager at any time and may be removed at any time, with or without cause, by the Members entitled to designate such Manager pursuant to Section 6.01(a). Any vacancy on the Board may be filled by the Corporation until the next annual meeting or vote of the Members contemplated by Section 3.01(c)(iii).

Article VII
RIGHTS AND OBLIGATIONS OF MEMBERS AND MANAGERS

Section 7.01      Limitation of Liability and Duties of Members.

(a)            Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member or Manager shall be obligated personally for any such debts, obligations, contracts or liabilities of the Company solely by reason of being a Member or Manager (except to the extent and under the circumstances set forth in any non-waivable provision of the Delaware Act). Notwithstanding anything contained herein to the contrary, to the fullest extent permitted by applicable Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

(b)            In accordance with the Delaware Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no Distribution to any Member pursuant to Article IV or Article XIV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Delaware Act, and, to the fullest extent permitted by Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person, unless such distribution was made by the Company to its Members in clerical error. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c)            To the fullest extent permitted by applicable Law, including Section 18-1101(c) of the Delaware Act, and notwithstanding any other provision of this Agreement (but subject, and without limitation, to Section 6.01(k) and Section 6.06 with respect to a Manager) or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, the parties hereto hereby agree that to the extent that any Member (other than a Manager in its capacity as such) (or any Member’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or of any Affiliate of a Member) has duties in such Member’s capacity as such (including fiduciary duties) to the Company, to a Manager, to another Member, to any Person who acquires an interest in a Unit or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any; provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The elimination of duties of a Member in such Member’s capacity as such (including fiduciary duties) to the Company, a Manager, each of the other Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Board of Managers, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement.

Section 7.02      Lack of Authority. No Member, other than any Member serving as Manager on the Board of Managers or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Board of Managers of the powers conferred on it by Law and this Agreement.

Section 7.03      No Right of Partition. No Member, other than any Member that is a Manager, shall have the right to seek or obtain partition by court decree or operation of Law of any property of the Company, or the right to own or use particular or individual assets of the Company.

Section 7.04      Indemnification.

(a)            Subject to Section 5.08, the Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under applicable Law, as the same now exists or may hereafter be amended, substituted or replaced (but, to the fullest extent permitted by Law, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Member or an Affiliate thereof (other than as a result of an ownership interest in the Corporation) or is or was serving as a Manager or a director, officer, employee or other agent of the Board of Managers, or a director, manager, Officer, employee, Partnership Representative or other agent of the Company or is or was serving at the request of the Company as a manager, officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided however that, no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ willful misconduct or knowing violation of Law or for any past, present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in Other Agreements with the Company. Reasonable expenses, including out-of-pocket attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b)            The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by a Manager or otherwise.

(c)            The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 7.04(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.04. The Company shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the Board of Managers, and the Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount determined necessary or desirable as determined in good faith by the Board of Managers.

(d)            The indemnification and advancement of expenses provided for in this Section 7.04 shall be provided out of and to the extent of Company assets only. No Member (unless such Member otherwise agrees in writing or is found in a non-appealable decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company. The Company (i) shall be the primary indemnitor of first resort for such Indemnified Person pursuant to this Section 7.04 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all damages or liabilities with respect to such Indemnified Person which are addressed by this Section 7.04.

(e)            If this Section 7.04 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Article VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS

Section 8.01      Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Article IV and Article V and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board of Managers, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

Section 8.02      Fiscal Year. The Fiscal Year of the Company shall end on December 31 of each year or such other date as may be required or established by the Board of Managers.

Article IX
TAX MATTERS

Section 9.01      Preparation of Tax Returns. The Board of Managers shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company. The Board of Managers shall use reasonable efforts to furnish, as soon as practicable, and in any event not later than within 180 days of the close of each Taxable Year, to each Member a completed IRS Schedule K-l (and any comparable state or local income tax form) and such other information as is reasonably requested by such Member relating to the Company that is necessary for such Member to comply with its tax reporting obligations. Subject to the terms and conditions of this Agreement and except as otherwise provided in this Agreement, in its capacity as Partnership Representative, the Corporation shall have the authority to prepare the tax returns of the Company using such permissible methods and elections as it determines in its reasonable discretion, including the use of any permissible method under Section 706 of the Code for purposes of determining the varying Units of its Members. Each Member shall furnish to the Company all pertinent information in its possession that is reasonably requested by the Company and is necessary to enable the Company’s tax returns to be timely prepared and filed. Each Member further agrees that such Member shall not treat any Company item inconsistently on such Member’s tax return with the treatment of the item on the Company’s tax return or other information furnished to such Member relating to the Company for such Member to comply with its tax reporting obligations.

Section 9.02      Tax Elections. The Taxable Year shall be the Fiscal Year set forth in Section 8.02, unless otherwise required by Section 706 of the Code. The Board of Managers shall cause the Company and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes (but excluding any such Subsidiary to the extent it is directly or indirectly held by or through an entity treated as a corporation for U.S. federal, and applicable state and local, income tax purposes) to have in effect an election pursuant to Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax Law) for each Taxable Year in which such election is relevant. The Board of Managers shall take commercially reasonable efforts to cause each Person in which the Company owns a direct or indirect equity interest (other than a Subsidiary and any Person that is directly or indirectly held by or through an entity treated as a corporation for U.S. federal, and applicable state and local, income tax purposes) that is so treated as a partnership to have in effect any such election for such Taxable Year. Each Member will upon request supply any information reasonably necessary to give proper effect to any such elections.

Section 9.03      Tax Controversies. The Board of Managers shall cause the Company to take all necessary actions required by Law to designate the Corporation (or any other Person selected by the Board of Managers) as the “tax matters partner” of the Company within the meaning of Section 6231 of the Code (as in effect prior to repeal of such section pursuant to the Revised Partnership Audit Provisions) with respect to any Taxable Year beginning on or before December 31, 2017 (and to the extent applicable for state and local tax purposes). The Board of Managers shall further cause the Company to take all necessary actions required by Law to designate the Corporation (or another Person selected by the Board of Managers), with respect to any Taxable Year of the Company beginning after December 31, 2017, as the “partnership representative” of the Company as provided in Section 6223(a) of the Code (and any similar provision of state, local and other Law), and if the “partnership representative” is an entity, the Board of Managers is hereby authorized to designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3) (in such capacities, collectively, the “Partnership Representative”). The Company and the Members shall cooperate fully with each other and shall use reasonable best efforts to cause the Corporation (or such other Person selected by the Board of Managers, or its designated individual, as applicable) to become the Partnership Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired (and causing any tax matters partner, partnership representative or designated individual designated prior to the Effective Date to resign, be revoked or replaced, as applicable), including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d) and completing IRS Form 8970 or any other form or certificate required pursuant to Treasury Regulations Section 301.6223-1(e)(1). The Partnership Representative shall have the right and obligation to take all actions authorized and required by the Code and other applicable tax Law for the Partnership Representative and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including any resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the Company and the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Company or the Partnership Representative with respect to the conduct of such proceedings. Without limiting the generality of the foregoing, with respect to any audit or other proceeding, the Partnership Representative shall be entitled to cause the Company (and any of its Subsidiaries) to make any available elections pursuant to Section 6226 of the Code (and similar provisions of state, local and other Law), and the Members shall cooperate to the extent reasonably requested by the Company in connection therewith. Each Member acknowledges that any action taken by the Partnership Representative in its capacity as such shall be binding upon such Member and that such Member shall not independently act with respect to any administrative or judicial proceeding affecting the Company. The Company shall reimburse the Partnership Representative for all reasonable out-of-pocket expenses incurred by the Partnership Representative, including reasonable fees of any professional attorneys, in carrying out its duties as the Partnership Representative. The provisions of this Article IX shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the dissolution, liquidation, winding up and termination of the Company, and shall remain binding on each Member for the period of time necessary to resolve all tax matters relating to the Company. With respect to any tax audit or other proceeding for any taxable year of the Company that ends prior to or includes the Effective Date, the Company shall make (and the Partnership Representative shall cause the Company to make) a “push out” election under Section 6226 of the Code (or any comparable provision of state, local, or non-U.S. law) to the extent available under applicable law.

Article X
RESTRICTIONS ON TRANSFER OF UNITS; CERTAIN TRANSACTIONS

Section 10.01      Transfers by Members. No holder of Units shall Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Section 10.02 and 10.09 or (b) approved in advance and in writing by the Board of Managers (through a majority of the Managers who are disinterested), in the case of Transfers by any Member other than a Manager, or (c) in the case of Transfers by a Manager, to any Person who succeeds as a Manager in accordance with Section 6.01. Notwithstanding the foregoing, “Transfer” shall not include (i) an event that terminates the existence of a Member for income tax purposes (including a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, a sale of assets by, or liquidation of, a Member pursuant to an election under Sections 336 or 338 of the Code, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member) or (ii) any indirect Transfer of Units held by the Corporation by virtue of any Transfer of Equity Securities in the Corporation. The Board of Managers may, in their reasonable discretion, require a Transfer to comply with the requirements of Treasury Regulations Section 1.7704-1(e)(1)(vi) regarding “block transfers.”

Section 10.02      Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any of the following Transfers (each, a “Permitted Transfer” and each transferee, a “Permitted Transferee”): (a)(i) a Transfer pursuant to a Redemption or Direct Exchange in accordance with Article XI hereof or (ii) a Transfer by a Member to the Corporation or any of its Subsidiaries, or (b) a Transfer to an Affiliate of such Member or pursuant to applicable laws of descent and distribution or among such Member’s Family Group; provided that, (x) Units may not be Transferred to a Member’s spouse in connection with a divorce proceeding and (y) such Member retains exclusive voting control of the Units Transferred; provided however that, (1) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, and (2) in the case of the foregoing clause (b), the Permitted Transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement, and prior to such Transfer the transferor will deliver a written notice to the Company, which notice will disclose in reasonable detail the identity of the proposed Permitted Transferee. In the case of a Permitted Transfer of any Common Units by any Member that is authorized to hold Class B Common Stock in accordance with the Corporation’s certificate of incorporation to a Permitted Transferee in accordance with this Section 10.02, such Member (or any subsequent Permitted Transferee of such Member) shall also transfer a number of shares of Class B Common Stock or Class B Warrants, as applicable, equal to the number of Common Units (including Common Units underlying Class B Warrants) that were transferred by such Member (or subsequent Permitted Transferee) in the transaction to such Permitted Transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b).

Section 10.03      Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or if an exemption from such registration is then available with respect to such sale. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED ON SEPTEMBER 20, 2023, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF AMERICAN ONCOLOGY NETWORK, LLC, AS IT MAY BE AMENDED, RESTATED, AMENDED AND RESTATED, OR OTHERWISE MODIFIED FROM TIME TO TIME, AND AMERICAN ONCOLOGY NETWORK, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY AMERICAN ONCOLOGY NETWORK, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any Units which cease to be Units in accordance with the definition thereof.

Section 10.04      Transfer. Prior to Transferring any Units, the Transferring holder of Units shall cause the prospective Permitted Transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate to which the transferor was a party (collectively, the “Other Agreements”) by executing and delivering to the Company counterparts of this Agreement and any applicable Other Agreements.

Section 10.05      Assignee’s Rights.

(a)            The Transfer of a Unit in accordance with this Agreement shall be effective as of the date of such Transfer (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company. Profits, Losses and other items of the Company shall be allocated between the transferor and the transferee according to Section 706 of the Code, using any permissible method as determined in the reasonable discretion of the Board of Managers. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made on or after such date shall be paid to the Assignee.

(b)            Unless and until an Assignee becomes a Member pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided however that, without relieving the Transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein by which a Member would be bound on account of the Assignee’s Units (including the obligation to make Capital Contributions on account of such Units).

Section 10.06      Assignor’s Rights and Obligations. Any Member who shall Transfer any Unit in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Units or other interest (it being understood, however, that the applicable provisions of Section 6.07 and 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XII (the “Admission Date”), (a) such Transferring Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units, and (b) the Board of Managers may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units in the Company from any liability of such Member to the Company with respect to such Units that may exist as of the Admission Date or that is otherwise specified in the Delaware Act or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any past, present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the Other Agreements with the Company.

Section 10.07      Overriding Provisions.

(a)            Any Transfer or attempted Transfer of any Units in violation of this Agreement (including any prohibited indirect Transfers) shall be, to the fullest extent permitted by applicable law, null and void ab initio, and the provisions of Section 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Agreement shall not become a Member and shall not have any other rights in or with respect to any rights of a Member of the Company with respect to the applicable Units. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Board of Managers shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X.

(b)            Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01 and Article XI and Article XII), in no event shall any Member Transfer any Units to the extent such Transfer would:

(i)            result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws;

(ii)            cause an assignment under the Investment Company Act;

(iii)            in the reasonable determination of the Board of Managers, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any obligation under any Credit Agreement to which the Company or the Corporation is a party; provided that, the payee or creditor to whom the Company or the Corporation owes such obligation is not an Affiliate of the Company or the Corporation;

(iv)            be a Transfer to a Person who is not legally competent or who has not achieved his or her majority of age under applicable Law (excluding trusts for the benefit of minors);

(v)            cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or any successor provision thereto under the Code; or

(vi)            result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)) in any Taxable Year that is not a Restricted Taxable Year or otherwise cause any Taxable Year that is not otherwise a Restricted Taxable Year to become a Restricted Taxable Year.

(c)            Notwithstanding anything contained herein to the contrary, in no event shall any Member that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code Transfer any Units (including, for the avoidance of doubt, in connection with a Redemption or a Direct Exchange), unless such Member and the transferee have delivered to the Company, in respect of the relevant Transfer, written evidence that all required withholding under Section 1446(f) of the Code will have been done and duly remitted to the applicable taxing authority or duly executed certifications (prepared in accordance with the applicable Treasury Regulations or other authorities) of an exemption from such withholding.

Section 10.08      Spousal Consent. In connection with the execution and delivery of this Agreement, any Member who is a natural person will deliver to the Company an executed consent from such Member’s spouse (if any) in the form of Exhibit B-1 attached hereto or a Member’s spouse confirmation of separate property in the form of Exhibit B-2 attached hereto. If, at any time subsequent to the date of this Agreement such Member becomes legally married (whether in the first instance or to a different spouse), such Member shall cause his or her spouse to execute and deliver to the Company a consent in the form of Exhibit B-1 or Exhibit B-2 attached hereto. Such Member’s non-delivery to the Company of an executed consent in the form of Exhibit B-1 or Exhibit B-2 at any time shall constitute such Member’s continuing representation and warranty that such Member is not legally married as of such date.

Section 10.09      Certain Transactions with respect to the Corporation.

(a)            In connection with a Change of Control Transaction, the Board of Managers shall have the right, in its sole discretion, to require each Member (other than the Corporation and its Subsidiaries) to effect a Redemption of all or a portion of such Member’s Common Units together with an equal number of shares of Class B Common Stock or such number Class B Warrants, pursuant to which such Common Units and such shares of Class B Common Stock or such Class B Warrants will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity), mutatis mutandis, in accordance with the Redemption provisions of Article XI (applied for this purpose as if the Corporation had delivered an Election Notice that specified a Share Settlement with respect to such Redemption) and otherwise in accordance with this Section 10.09(a) (it being understood that the Corporation may elect a Direct Exchange in connection with the foregoing, and the remaining provisions of this Section 10.09(a) shall apply, mutatis mutandis, with respect to such Direct Exchange). Any such Redemption pursuant to this Section 10.09(a) shall be effective immediately prior to the consummation of such Change of Control Transaction (and, for the avoidance of doubt, shall be contingent upon the consummation of such Change of Control Transaction and shall not be effective if such Change of Control Transaction is not consummated) (the date of such Redemption pursuant to this Section 10.09(a), the “Change of Control Date”). From and after the Change of Control Date, (i) the Common Units and any shares of Class B Common Stock or any such Class B Warrants subject to such Redemption shall be deemed to be transferred to the Corporation on the Change of Control Date and (ii) each such Member shall cease to have any rights with respect to the Units and any shares of Class B Common Stock or such Class B Common Warrants subject to such Redemption (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such Redemption). In the event the Board of Managers desires to initiate the provisions of this Section 10.09, the Board of Managers shall provide written notice of an expected Change of Control Transaction to all Members within the earlier of (x) five Business Days following the execution of an agreement with respect to such Change of Control Transaction and (y) ten Business Days before the proposed date upon which the contemplated Change of Control Transaction is to be effected, including in such notice such information as may reasonably describe the Change of Control Transaction, subject to Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Change of Control Transaction and any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with a Change of Control Transaction (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Date, the Members shall take all actions reasonably requested by the Corporation to effect such Redemption in accordance with the terms of Article XI, including taking any action and delivering any document required pursuant to this Section 10.09(a) to effect such Redemption. Notwithstanding the foregoing, in the event the Board of Managers requires the Members to exchange less than all of their outstanding Common Units (and to surrender a corresponding number of shares of Class B Common Stock for cancellation or such number of Class B Common Warrants), each Member’s participation in the Change of Control Transaction shall be reduced pro rata.

(b)            In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock (a “Pubco Offer”) is proposed by the Corporation or is proposed to the Corporation or its stockholders and approved by the Corporate Board or is otherwise effected or to be effected with the consent or approval of the Corporate Board, the Board of Managers shall provide written notice of the Pubco Offer to all Members within the earlier of (i) five Business Days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such Pubco Offer and (ii) ten Business Days before the proposed date upon which the Pubco Offer is to be effected, including in such notice such information as may reasonably describe the Pubco Offer, subject to Law, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such Pubco Offer, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the Pubco Offer, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such Pubco Offer, and the number of Units (and the corresponding shares of Class B Common Stock or such Class B Warrants) held by such Member that is applicable to such Pubco Offer. The Members (other than the Corporation) shall be permitted to participate in such Pubco Offer by delivering a written notice of participation that is effective immediately prior to the consummation of such Pubco Offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by the Corporation. In the case of any Pubco Offer that was initially proposed by the Corporation, (x) the Corporation shall use reasonable best efforts to enable and permit the Members (other than the Corporation) to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Units or shares of Class B Common Stock or such Class B Warrants prior to the consummation of such transaction and (y) to the extent that the Members (other than the Corporation) choose to participate in such transaction, then such Members shall take all actions reasonably necessary to effectuate their participation in such transaction, including, without limitation, exercising their respective Redemption Rights. For the avoidance of doubt, in no event shall Members be entitled to receive in such Pubco Offer aggregate consideration for each Common Unit that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Pubco Offer.

(c)            In the event that a transaction or proposed transaction constitutes both a Change of Control Transaction and a Pubco Offer, the provisions of Section 10.09(a) shall take precedence over the provisions of Section 10.09(b) with respect to such transaction, and the provisions of Section 10.09(b) shall be subordinate to provisions of Section 10.09(a), and may only be triggered if the Board of Managers elects to waive the provisions of Section 10.09(a).

Section 10.10      Unvested Common Units. With respect to any shares of Class B Common Stock corresponding to Common Units which remain subject to vesting conditions in accordance with any applicable Equity Plan or Individual Award Agreement, the Member holding such shares of Class B Common Stock shall abstain from voting any such shares of Class B Common Stock with respect to any matter to be voted on or considered by the stockholders of the Corporation at any annual or special meeting of the stockholders of the Corporation or action by written consent of the stockholders of the Corporation unless and until such time as such Common Units have vested in accordance with the applicable Equity Plan or Individual Award Agreement.

Article XI
REDEMPTION AND DIRECT EXCHANGE RIGHTS

Section 11.01      Redemption Right of a Member.

(a)            Subject to the terms and conditions in this Section 11.01 hereof (including, without limitation, the limitations set forth in Section 11.01(a)(iv)), each Member (other than the Corporation and its Subsidiaries) shall be entitled to cause the Company to redeem (a “Redemption”) all or any portion of its Common Units (excluding, for the avoidance of doubt, any Common Units that the Transfer of which is prohibited pursuant to Section 10.07(b) or Section 10.07(c) of this Agreement) in whole or in part (the “Redemption Right”) at any time and from time to time following the earlier of (x) the date that is the six (6)-month anniversary of the Closing Date and (y) the date after the closing on which the Corporation consummates a Change of Control Transaction that results in all of the Corporation’s stockholders having the right to exchange their Class A Common Stock for cash, securities or other property. A Member desiring to exercise its Redemption Right (each, a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to the Corporation. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than three Business Days nor more than ten Business Days after delivery of such Redemption Notice (unless and to the extent that the Board of Managers in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”); provided that, the Company, the Corporation and the Redeeming Member may change the number of Redeemed Units or the Redemption Date specified in such Redemption Notice to another number or date by mutual agreement signed in writing by each of them; provided, further, that in the event the Redemption Date occurs in a Restricted Taxable Year, the Redemption Date must be a Quarterly Redemption Date not less than sixty (60) days after delivery of the applicable Redemption Notice. Subject to Section 11.03 and unless the Redeeming Member timely has delivered a Retraction Notice as provided in Section 11.01(c) or has revoked or delayed a Redemption as provided in Section 11.01(d), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

(i)            the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units to the Company (including any certificates representing the Redeemed Units if they are certificated), and (y) a number of shares of Class B Common Stock or a number of Class B Common Warrants (together with any Corresponding Rights) equal to the number of Redeemed Units to the Corporation;

(ii)            the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Member the consideration to which the Redeeming Member is entitled under Section 11.01(b), and (z) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 11.01(a) and the Redeemed Units;

(iii)            the Corporation shall cancel and retire for no consideration the shares of Class B Common Stock or a number of Class B Warrants (together with any Corresponding Rights) that were Transferred to the Corporation pursuant to Section 11.01(a)(i)(y) above; and

(iv)            Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained herein, the Company shall not effect any Redemption (other than a Redemption pursuant to Section 11.07 hereof), and any Electing Redeeming Member shall not have the right to any Redemption, pursuant to the terms and conditions of this Section 11.01 and any such Redemption shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, such Electing Redeeming Member together with the other Attribution Parties collectively would beneficially own a number of shares of Class A Common Stock in excess of the Maximum Percentage. The “Maximum Percentage” shall be set at 4.99% of the number of shares of the Class A Common Stock outstanding immediately after giving effect to the issuance of shares of Class A Common Stock pursuant to such Redemption (to the extent permitted pursuant to this Section 11.01(a)(iv)), such 4.99% subject to adjustment for the Combined A+B Proviso (as defined below). For purposes of the foregoing sentence, the aggregate number of shares of Class A Common Stock beneficially owned by the Electing Redeeming Member shall include the number of shares of Class A Common Stock beneficially owned by the Electing Redeeming Member, plus the number of shares of Class A Common Stock issuable upon Redemption by the Electing Redeeming Member that would result in the Electing Redeeming Member holding the Maximum Percentage of the number of outstanding shares of Class A Common Stock. Furthermore, to the extent the Electing Redeeming Member or its Attribution Parties beneficially own Class B Common Stock or Class B Warrants, the Maximum Percentage shall be automatically adjusted from time to time such that the Electing Redeeming Member’s beneficial ownership of the Company’s Class A Common Stock issuable pursuant to such Redemption (to the extent permitted pursuant to this Section 11.01(a)(iv)), when combined with Class B Common Stock beneficially owned by the Electing Redeeming Member (taking into account any limitation on conversion or exercise of any convertible security analogous to the limitation contained in this Section 11.01(a)(iv)) on an aggregated basis shall not exceed 4.99% of the Class A Common Stock and Class B Common Stock on an aggregated basis outstanding immediately after giving effect to the issuance of shares of Class A Common Stock pursuant to such Redemption (to the extent permitted pursuant to this Section 11.01(a)(iv)) (the foregoing collectively, the “Combined A+B Proviso”). For purposes of this Section 11.01(a)(iv), beneficial ownership shall be calculated in accordance with 1934 Act. For purposes of this Section 11.01(a)(iv), in determining the number of outstanding shares of Class A Common Stock the Electing Redeeming Member may acquire upon a Redemption, without exceeding the Maximum Percentage, the Electing Redeeming Member may rely on the number of outstanding shares of Class A Common Stock and Class B Common Stock as reflected, if applicable, in (x) the Corporation’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Corporation or (z) any other written notice by the Company or the Corporation, including as may be requested by the Electing Redeeming Member in writing, which the Company or the Corporation shall promptly provide, setting forth the number of shares of Class A Common Stock or Class B Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Redemption Notice from the Electing Redeeming Member at a time when the actual number of outstanding shares of Class A Common Stock or Class B Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Electing Redeeming Member in writing of the number of shares of Class A Common Stock or Class B Common Stock then outstanding and, to the extent that such Redemption Notice would otherwise cause the Electing Redeeming Member’s beneficial ownership, as determined pursuant to this Section 11.01(a)(iv), to exceed the Maximum Percentage, the Electing Redeeming Member shall notify the Company of a reduced number of Redeemed Units to be redeemed pursuant to such Redemption Notice. In the event that the issuance of Class A Common Stock to the Electing Redeeming Member results in the Electing Redeeming Member and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Class A Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Electing Redeeming Member and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Electing Redeeming Member shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return any Common Units and shares of Class A Common Stock tendered by the Electing Redeeming Member corresponding to the Excess Shares, and the Electing Redeeming Member shall transfer the Excess Shares to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 11.01(a)(iv) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 11.01(a)(iv) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived. By written notice to the Company, the Electing Redeeming Member may from time to time increase or decrease the Maximum Percentage applicable to the Electing Redeeming Member to any other percentage; provided that any increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

(b)            The Corporation shall have the option (as determined solely by the Corporate Board), as provided in Section 11.02, to elect to have the Redeemed Units be redeemed in consideration for either a Share Settlement or a Cash Settlement; provided that, for the avoidance of doubt, the Corporation may elect to have the Redeemed Units be redeemed in consideration for a Cash Settlement solely in connection with the Corporation’s completion of a substantially concurrent public offering or private sale of shares of Class A Common Stock within ten (10) Business Days of the delivery of a Redemption Notice. For the avoidance of doubt, the Company shall have no obligation to effect a Cash Settlement that exceeds the cash raised by the Corporation from the Corporation’s offering or sale of shares of Class A Common Stock referenced in this Section 11.01(b). The Corporation shall give written notice (the “Election Notice”) to the Company (with a copy to the applicable Redeeming Member) of such election within two Business Days of receiving the Redemption Notice; provided that, if the Corporation does not timely deliver an Election Notice, the Corporation shall be deemed to have elected the Share Settlement method. If the Corporation elects a Share Settlement (including in connection with a Direct Exchange pursuant to Section 11.03), the Corporation shall deliver or cause to be delivered the number of shares of Class A Common Stock deliverable upon such Share Settlement as promptly as practicable (but not later than three Business Days) after the Redemption Date, at the offices of the then-acting registrar and transfer agent of the shares of Class A Common Stock (or, if there is no then-acting registrar and transfer agent of Class A Common Stock, at the principal executive offices of the Corporation), registered in the name of the relevant Redeeming Member (or in such other name as is requested in writing by the Redeeming Member), in certificated or uncertificated form, as determined by the Corporation; provided that, to the extent the shares of Class A Common Stock are settled through the facilities of The Depository Trust Company, upon the written instruction of the Redeeming Member set forth in the Redemption Notice, the Corporation shall use its commercially reasonable efforts to deliver the shares of Class A Common Stock deliverable to such Redeeming Member through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Redeeming Member by no later than the close of business on the Business Day immediately following the Redemption Date.

(c)            In the event the Corporation elects the Cash Settlement in connection with a Redemption, the Redeeming Member may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to the Corporation) within three Business Days of delivery of the Election Notice. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, the Company’s and the Corporation’s rights and obligations under this Section 11.01 arising from the Redemption Notice.

(d)            In the event the Corporation elects a Share Settlement in connection with a Redemption, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:

(i)            any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

(ii)            the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

(iii)            the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

(iv)            the Redeeming Member is in possession of any material non-public information concerning the Corporation, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and the Corporation does not permit disclosure of such information);

(v)            any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;

(vi)            there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

(vii)            there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption;

(viii)            the Corporation shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

(ix)            the Redemption Date would occur three Business Days or less prior to, or during, a Black-Out Period.

If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 11.01(d), the Redemption Date shall occur on the fifth Business Day following the date on which the condition(s) giving rise to such delay cease to exist (or such earlier day as the Corporation, the Company and such Redeeming Member may agree in writing).

(e)            The number of shares of Class A Common Stock (or Redeemed Units Equivalent, if applicable) (together with any Corresponding Rights) applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of any Distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided however that, if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any Distribution with respect to the Redeemed Units but prior to payment of such Distribution, the Redeeming Member shall be entitled to receive such Distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date; provided, further, that, a Redeeming Member shall be entitled to receive any and all Tax Distributions that such Redeeming Member otherwise would have received in respect of income allocated to such Member for the portion of any Taxable Year irrespective of whether such Tax Distribution(s) are declared or made after the Redemption Date.

(f)            In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security (and, if applicable, any Corresponding Rights) that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

(g)            Notwithstanding anything to the contrary contained herein, neither the Company nor the Corporation shall be obligated to effectuate a Redemption if such Redemption could (as determined in the sole discretion of the Board of Managers) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provisions of the Code.

Section 11.02      Election and Contribution of the Corporation. Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 11.01(c), or has revoked or delayed a Redemption as provided in Section 11.01(d), subject to Section 11.03 on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date), (a) the Corporation shall make a Capital Contribution to the Company (in the form of the Share Settlement or the Cash Settlement, as determined by the Corporation in accordance with Section 11.01(b)) and (b) the Company shall issue to the Corporation a number of Common Units equal to the number of Redeemed Units surrendered by the Redeeming Member. Notwithstanding any other provisions of this Agreement to the contrary, but subject to Section 11.03, in the event that the Corporation elects a Cash Settlement, the Corporation shall only be obligated to contribute to the Company an amount in respect of such Cash Settlement equal to the Redeemed Units Equivalent with respect to such Cash Settlement, which in no event shall exceed the amount actually paid by the Company to the Redeeming Member as the Cash Settlement. The timely delivery of a Retraction Notice shall terminate all of the Company’s and the Corporation’s rights and obligations under this Section 11.02 arising from the Redemption Notice.

Section 11.03      Direct Exchange Right of the Corporation.

(a)            Notwithstanding anything to the contrary in this Article XI (save for the limitations set forth in Section 11.01(b) regarding the Corporation’s option to select the Share Settlement or the Cash Settlement, and without limitation to the rights of the Members under Section 11.01, including the right to revoke a Redemption Notice), the Corporation may, in its sole and absolute discretion (as determined solely by a majority of its directors who are disinterested) (subject to the timing limitations set forth on such discretion in Section 11.01(b)), elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or the Cash Settlement, as the case may be, through a direct exchange of such Redeemed Units and the Share Settlement or the Cash Settlement, as applicable, between the Redeeming Member and the Corporation (a “Direct Exchange”) (rather than contributing the Share Settlement or the Cash Settlement, as the case may be, to the Company in accordance with Section 11.02 for purposes of the Company redeeming the Redeemed Units from the Redeeming Member in consideration of the Share Settlement or the Cash Settlement, as applicable). Upon such Direct Exchange pursuant to this Section 11.03, the Corporation shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b)            The Corporation may, at any time prior to a Redemption Date (including after delivery of an Election Notice pursuant to Section 11.01(b)), deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided that, such election is subject to the limitations set forth in Section 11.01(b) and does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Corporation at any time; provided that, any such revocation does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all of the Redeemed Units that would have otherwise been subject to a Redemption.

(c)            Except as otherwise provided by this Section 11.03, a Direct Exchange shall be consummated pursuant to the same timeframe as the relevant Redemption would have been consummated if the Corporation had not delivered an Exchange Election Notice and as follows:

(i)            the Redeeming Member shall transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units and (y) a number of shares of Class B Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units, or a number of Class B Common Warrants (together with any Corresponding Rights) equal to the number of Redeemed Units, to the extent applicable, in each case, to the Corporation;

(ii)            the Corporation shall (x) issue or pay to the Redeeming Member the Share Settlement or the Cash Settlement, as applicable, and (y) cancel and retire for no consideration the shares of Class B Common Stock or Class B Warrants (together with any Corresponding Rights) that were Transferred to the Corporation pursuant to Section 11.03(c)(i)(y) above; and

(iii)            the Company shall (x) register the Corporation as the owner of the Redeemed Units and (y) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to Section 11.03(c)(i)(x) and the Redeemed Units, and issue to the Corporation a certificate for the number of Redeemed Units.

Section 11.04      Reservation of shares of Class A Common Stock; Listing; Certificate of the Corporation.

(a)            At all times the Corporation shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in connection with a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Share Settlement pursuant to a Redemption or Direct Exchange; provided that, nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Share Settlement pursuant to a Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Corporation) or by way of Cash Settlement. The Corporation shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Share Settlement pursuant to a Redemption or Direct Exchange to the extent a registration statement is effective and available with respect to such shares; provided that, all such unregistered shares of Class A Common Stock (if any) shall be entitled to the registration rights set forth in the Registration Rights Agreement if the holders thereof are party to the Registration Rights Agreement and have such rights thereunder. The Corporation shall use its reasonable best efforts to list the Class A Common Stock required to be delivered upon any such Share Settlement pursuant to a Redemption or Direct Exchange prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Share Settlement pursuant to a Redemption or Direct Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). The Corporation covenants that all shares of Class A Common Stock issued in connection with a Share Settlement pursuant to a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article XI shall be interpreted and applied in a manner consistent with any corresponding provisions of the Corporation’s certificate of incorporation (if any).

(b)            Prior to any Redemption or Direct Exchange effected pursuant to this Agreement, the Corporation shall take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, the Corporation of equity securities of the Corporation (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of the Corporation for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of the Corporation, including any director by deputization. The authorizing resolutions shall be approved by either the Corporate Board or a committee thereof composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of the Corporation with the authorizing resolutions specifying the name of each such director whose acquisition or disposition of securities is to be exempted and the number of securities that may be acquired and disposed of by each such Person pursuant to this Agreement.

Section 11.05      Effect of Exercise of Redemption or Direct Exchange. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange by a Member and all rights set forth herein shall continue in effect with respect to the remaining Members and, to the extent the Redeeming Member has a remaining Unit following such Redemption or Direct Exchange, the Redeeming Member. No Redemption or Direct Exchange shall relieve a Redeeming Member, the Company or the Corporation of any prior breach of this Agreement by such Redeeming Member, the Company or the Corporation.

Section 11.06      Tax Treatment. Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange between the Corporation and the Redeeming Member for U.S. federal and applicable state and local income tax purposes. The Redeeming Member shall reasonably cooperate with the Company and the Corporation in connection with any Redemption or Direct Exchange to ensure that the requirements of Sections 1445 and 1446(f) of the Code or successor provisions of the Code are satisfied (as determined by the Corporation) prior to the Redemption Date.

Section 11.07      Redemption Limitations. The Board of Managers may require that any Member (or group of Members) redeem all of its (or their) Units pursuant to the Redemption Right to the extent the Board of Managers determines that such Redemption is necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Upon delivery of any notice by the Board to such Member (or group of Members) requiring such Redemption, such Member (or group of Members) shall exchange, subject to exercise by the Corporation (or such other member(s) of the Corporation designated by the Corporation) of its option to elect to have the Redeemed Units be redeemed in consideration for a Cash Settlement pursuant to Section 11.01(b), all of its (or their) Units effective as of the date specified in such notice (and such date shall be deemed to be a Redemption Date for purposes of this Agreement) in accordance with this Section 11.07 and otherwise in accordance with the requirements set forth in such notice.

Article XII
ADMISSION OF MEMBERS

Section 12.01      Substituted Members. Subject to the provisions of Article X hereof, in connection with the Permitted Transfer of a Unit hereunder, the Permitted Transferee shall become a Substituted Member on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Company, including the Schedule of Members.

Section 12.02      Additional Members. Subject to the provisions of Article X hereof, any Person that is not a Member as of the Effective Date may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Board of Managers (a) duly executed Joinder and counterparts to any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as may reasonably be requested by the Board of Managers). Such admission shall become effective on the date on which the Board of Managers determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company, including the Schedule of Members.

Article XIII
WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 13.01      Withdrawal and Resignation of Members. Except in the event of Transfers pursuant to Section 10.06 and any Manager’s right to resign pursuant to Section 6.01, no Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIV. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Board of Managers upon or following the dissolution and winding up of the Company pursuant to Article XIV, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIV, shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.

Article XIV
DISSOLUTION AND LIQUIDATION

Section 14.01      Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal, removal, dissolution, bankruptcy or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon (a “Liquidating Event”):

(a)            the decision of the Board of Managers and the Corporation;

(b)            a dissolution of the Company under Section 18-801(4) of the Delaware Act, unless the Company is continued without dissolution pursuant thereto;

(c)            the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act; or

(d)            the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act.

Except as otherwise set forth in this Article XIV, the Company is intended to have perpetual existence. An Event of Withdrawal shall not in and of itself cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

Section 14.02      Winding up. Subject to Section 14.05, on dissolution of the Company, the Board of Managers shall act as liquidating trustee or may appoint one or more Persons as liquidating trustee (each such Person, a “Liquidator”). The Liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as an expense of the Company. Until final distribution, the Liquidators shall, to the fullest extent permitted by applicable Law, continue to operate the properties of the Company with all of the power and authority of the Board of Managers. The steps to be accomplished by the Liquidators are as follows:

(a)            as promptly as possible after dissolution and again after final liquidation, the Liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)            the Liquidators shall pay, satisfy or discharge from the Company’s funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidators may reasonably determine) the following: first, all of the debts, liabilities and obligations of the Company owed to creditors other than the Members in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), including all expenses incurred in connection with the liquidations; and second, all of the debts, liabilities and obligations of the Company owed to the Members (other than any payments or distributions owed to such Members in their capacity as Members pursuant to this Agreement); and

(c)            all remaining assets of the Company shall be distributed:

(i)            to the Series A Preferred Units an amount equal to the greater of (A) the Series A Preferred Applicable Percentage of the Series A Preferred Accrued Value per Series A Preferred Unit and (B) the amount that such Member would have been entitled to receive if all of such Member’s Series A Preferred Units were converted into Common Units in a Series A Preferred Conversion immediately prior to such liquidation, winding up or dissolution of the Company (regardless of whether the Series A Preferred Unit is then convertible pursuant to the terms hereof) (the “Series A Liquidation Value”); and

(ii)            the balance to the Members, pro rata in proportion to their respective Common Units.

(d)            The distribution of cash and/or property to the Members in accordance with the provisions of this Section 14.02 and Section 14.03 shall constitute a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all of the Company’s property and shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

Section 14.03      Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the Liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the Liquidators may, in their sole discretion and the fullest extent permitted by applicable Law, defer for a reasonable time the liquidation of any assets except those necessary to satisfy the Company’s liabilities (other than loans to the Company by any Member(s)) and reserves. Subject to the order of priorities set forth in Section 14.02, the Liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining assets in-kind of the Company in accordance with the provisions of Section 14.02(c), (b) as tenants in common and in accordance with the provisions of Section 14.02(c), undivided interests in all or any portion of such assets of the Company or (c) a combination of the foregoing. Any such Distributions in-kind shall be subject to (y) such conditions relating to the disposition and management of such assets as the Liquidators deem reasonable and equitable and (z) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any assets of the Company distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The Liquidators shall determine the Fair Market Value of any property distributed.

Section 14.04      Cancellation of Certificate. On completion of the winding up of the Company as provided herein, the Board of Managers (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation of the Certificate with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that should be canceled and take such other actions as may be necessary to terminate the existence of the Company. The Company shall continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

Section 14.05      Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 14.02 and Section 14.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 14.06      Return of Capital. The Liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from assets of the Company).

Article XV
GENERAL PROVISIONS

Section 15.01      Power of Attorney.

(a)            Each Member hereby constitutes and appoints the Board of Managers (or the Liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i)            execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Board of Managers deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Board of Managers deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Board of Managers deems appropriate or necessary to reflect the dissolution, winding up and termination of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, substitution or resignation of any Member pursuant to Article XII or Article XIII; and

(ii)            sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Board of Managers, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Board of Managers, to effectuate the terms of this Agreement.

(b)            The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member and the transfer of all or any portion of his, her or its Units and shall extend to such Member’s heirs, successors, assigns and personal representatives.

Section 15.02      Confidentiality.

(a)            Each of the Members (other than the Corporation) agrees that, without limiting the applicability of any other agreement to which any Member may be subject, no Member shall directly or indirectly disclose or use (other than solely for the purpose of such Member monitoring and analyzing such Member’s investment made herein) at any time, including use for commercial or proprietary advantage or profit (other than for the benefit of the Company), either during his, her or its association or employment with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft. “Confidential Information” as used herein includes all nonpublic information concerning the Company or its Subsidiaries including, but not limited to, ideas, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operation and products, operating practices and methods, corporate structure, financial and organizational information, analyses, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents which the Company treats as confidential, designs, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business. With respect to each Member, Confidential Information does not include information or material that: (i) is rightfully in the possession of such Member at the time of disclosure by the Company; (ii) before or after it has been disclosed to such Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of such Member in violation of this Agreement; or (iii) is approved for release by written authorization of the Corporate Board or the Board of Managers, or any other officer designated by the Board of Managers.

(b)            Notwithstanding the foregoing, a Member may disclose Confidential Information to the extent (i) the disclosure is necessary for the Member or the Company’s employees, agents, representatives and advisors to fulfill their duties to the Company pursuant to this Agreement or other written agreements or (ii) the disclosure is required by Law, court order, subpoena or legal process or to comply with the requirements of a state or federal regulatory authority.

(c)            Upon expiration or other termination of a Member’s interest in the Company, that Member may not take any of the Confidential Information, and that Member shall promptly return to the Company all Confidential Information in that Member’s possession or control.

(d)            The Company will pay operational expenses of the Corporation as may be requested from time to time by the Corporation.

Section 15.03      Amendments.

(a)            Except as otherwise contemplated by this Agreement, this Agreement may be amended or modified upon the written consent of the Board of Managers and the Corporation, together with the written consent of the holders of a majority of the Units then outstanding.

(b)            Notwithstanding the foregoing, no amendment or modification:

(i)            to Section 6.01 may be made without the written consent of (x) the Board of Managers, (y) the Majority Members, and (z) the Corporation;

(ii)            to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; and

(iii)            to any of the terms and conditions of this Agreement which would (i) reduce the amounts distributable to a Member pursuant to Article IV and XIV in a manner that is not pro rata with respect to all Members, (ii) increase the liabilities of such Member hereunder, (iii) otherwise adversely affect a holder of Units (with respect to such Units) in a manner disproportionate to any other holder of Units of the same class or series (with respect to such Units) (other than amendments, modifications and waivers necessary to implement the provisions of Article XII) or (iv) adversely affect the rights of any Member under Section 7.01 or Section 7.04 or Article X or Article XI, shall be effective against such affected Member or holder of Units, as the case may be, without the prior written consent of the holders a majority of such affected Units, as the case may be.

(c)            Notwithstanding any of the foregoing, the Board of Managers may make any amendment (i) of an administrative nature that is necessary in order to implement the substantive provisions hereof, without the consent of any other Member; provided that, any such amendment does not adversely change the rights of the Members hereunder in any respect, (ii) to reflect any changes to the Class A Common Stock or Class B Common Stock or the issuance of any other capital stock of the Corporation, (iii) to issue Units in accordance with Section 3.02(d), (iv) to the extent reasonably necessary or advisable to avoid the Company being treated as a “publicly traded partnership” or being taxed as a corporation pursuant to Section 7704 of the Code or any successor provision thereto under the Code or (v) in accordance with Section 5.08.

Section 15.04      Title to Company Assets. Company assets shall be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such assets of the Company or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All assets of the Company shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

Section 15.05      Addresses and Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of an electronic transmission (receipt confirmation requested), and shall be directed to the address set forth, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the Company or the sending party.

(a)            To the Company:

American Oncology Network, LLC
9160 Forum Corporate Parkway, Suite 350
Ft. Myers, Florida 33905
Attn: Erica Mallon, Senior Corporate Counsel
Email: erica.mallon@aoncology.com

with a copy (which copy shall not constitute notice) to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Ilan Katz and Brian Lee
Email: ilan.katz@dentons.com and brian.lee@dentons.com

(b)            To the Corporation:

American Oncology Network, LLC
9160 Forum Corporate Parkway, Suite 350
Ft. Myers, Florida 33905
Attn: Erica Mallon, Senior Corporate Counsel
Email: erica.mallon@aoncology.com

with a copy (which copy shall not constitute notice) to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Ilan Katz and Brian Lee
Email: ilan.katz@dentons.com and brian.lee@dentons.com

(c)            To the Members, as set forth on Schedule 2.

Section 15.06      Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.07      Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Profits, Losses, Distributions, capital or property of the Company other than as a secured creditor.

Section 15.08      Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.09      Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 15.10      Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, dispute, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be heard in the state or federal courts of the State of Delaware, and the parties hereby consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT) AND SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS REFERRED TO IN SECTION 15.05 (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT), TOGETHER WITH WRITTEN NOTICE OF SUCH SERVICE TO SUCH PARTY, SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

Section 15.11      Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 15.12      Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.13      Execution and Delivery by Electronic Signature and Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby or entered into by the Company in accordance herewith, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic signature or electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic signature or electronic transmission to execute or deliver a document or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 15.14      Right of Offset. Whenever the Company or the Corporation is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company or the Corporation which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to the Corporation shall not be subject to this Section 15.14.

Section 15.15      Entire Agreement. This Agreement, those documents expressly referred to herein, any indemnity agreements entered into in connection with the Prior LLC Agreement with any member of the board of directors at that time and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Prior LLC Agreement is superseded by this Agreement as of the Effective Date and shall be of no further force and effect thereafter.

Section 15.16      Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 15.17      Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Fourth Amended and Restated Limited Liability Company Agreement as of the date first written above.

COMPANY:

AMERICAN ONCOLOGY NETWORK, LLC

By:	/s/ Todd Schonherz
Name: Todd Schonherz
Title: Chief Executive Officer

[Signature Page to Fourth Amended and Restated Limited Liability Company Agreement of American Oncology Network, LLC]

Schedule 1

SCHEDULE OF PRE-BUSINESS COMBINATION MEMBERS

[This exhibit has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) the type of information that the Registrant treats as confidential. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.]

[Schedule 1 to Fourth Amended and Restated Limited Liability Company Agreement of American Oncology Network, LLC]

Schedule 2

SCHEDULE OF MEMBERS

[This exhibit has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) the type of information that the Registrant treats as confidential. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.]

[Schedule 2 to Fourth Amended and Restated Limited Liability Company Agreement of American Oncology Network, LLC]

Schedule 3

INITIAL OFFICERS

•	Todd Schonherz, Chief Executive Officer

•	Dave Gould, Chief Financial Officer

•	Stephen “Fred” Divers, Chief Medical Officer

•	Erica Mallon, General Counsel

[Schedule 3 to Fourth Amended and Restated Limited Liability Company Agreement of American Oncology Network, LLC]

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [_________], 20[__] (this “Joinder”), is delivered pursuant to that certain Fourth Amended and Restated Limited Liability Company Agreement, dated as of [____], [____] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of American Oncology Network, LLC, a Delaware limited liability company (the “Company”), by and among the Company, American Oncology Network, Inc., a Delaware corporation and the managing member of the Company (the “Corporation”), and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement.

1.            Joinder to the Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is admitted as and hereafter will be a Member under the Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Agreement as if it had been a signatory thereto as of the date thereof.

2.            Incorporation by Reference. All terms and conditions of the Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.            Address. All notices under the Agreement to the undersigned shall be direct to:

[Name]
[Address]
[City, State, Zip Code]
Attn:
Facsimile:
E-mail:

[Exhibit A to Fourth Amended and Restated Limited Liability Company Agreement of American Oncology Network, LLC]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER]

By:
Name:
Title:

Acknowledged and agreed
as of the date first set forth above:

AMERICAN ONCOLOGY NETWORK, LLC
By: American Oncology Network, Inc., its Managing Member

By:
Name:
Title:

[Exhibit A to Fourth Amended and Restated Limited Liability Company Agreement of American Oncology Network, LLC]

EXHIBIT B-1

FORM OF AGREEMENT AND CONSENT OF SPOUSE

The undersigned spouse of [________] (the “Member”), a party to that certain Fourth Amended and Restated Limited Liability Company Agreement, dated as of [____], [____] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of American Oncology Network, LLC, a Delaware limited liability company (the “Company”), by and among the Company, American Oncology Network, Inc., a Delaware corporation and the managing member of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledges on his or her own behalf that:

I have read the Agreement and understand its contents. I acknowledge and understand that under the Agreement, any interest I may have, community property or otherwise, in the Units owned by the Member is subject to the terms of the Agreement which include certain restrictions on Transfer.

I hereby consent to and approve the Agreement. I agree that said Units and any interest I may have, community property or otherwise, in such Units are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of the Agreement on said Units or any interest I may have, community property or otherwise, in said Units.

I hereby acknowledge that the meaning and legal consequences of the Agreement have been explained fully to me and are understood by me, and that I am signing this Agreement and consent without any duress and of free will.

Dated:

[NAME OF SPOUSE]

By:
Name:
Title:

[Exhibit B-1 to Fourth Amended and Restated Limited Liability Company Agreement of American Oncology Network, LLC]

EXHIBIT B-2

FORM OF SPOUSE’S CONFIRMATION OF SEPARATE PROPERTY

I, the undersigned, the spouse of [_________] (the “Member”), who is a party to that certain Fourth Amended and Restated Limited Liability Company Agreement, dated as of [_____], [____] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of American Oncology Network, LLC, a Delaware limited liability company (the “Company”), by and among the Company, American Oncology Network, Inc., a Delaware corporation and the managing member of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledge and confirm on that the Units owned by said Member are the sole and separate property of said Member, and I hereby disclaim any interest in same.

I hereby acknowledge that the meaning and legal consequences of this Member’s spouse’s confirmation of separate property have been fully explained to me and are understood by me, and that I am signing this Member’s spouse’s confirmation of separate property without any duress and of free will.

Dated:

[NAME OF NEW MEMBER]

By:
Name:
Title:

[Exhibit B-1 to Fourth Amended and Restated Limited Liability Company Agreement of American Oncology Network, LLC]